Exhibit 2.1

Execution Version

MASTER MODIFICATION AGREEMENT

DATED AS OF MARCH 12, 2014

by and among

INLAND AMERICAN REAL ESTATE TRUST, INC.,

INLAND AMERICAN BUSINESS MANAGER & ADVISOR, INC.,

INLAND AMERICAN LODGING ADVISOR, INC.,

INLAND AMERICAN HOLDCO MANAGEMENT LLC,

INLAND AMERICAN RETAIL MANAGEMENT LLC,

INLAND AMERICAN OFFICE MANAGEMENT LLC,

INLAND AMERICAN INDUSTRIAL MANAGEMENT LLC,

and

EAGLE I FINANCIAL CORP.

(solely with respect to Section 9.17)

i

EXHIBITS

Exhibit A	Form of Master Amended and Restated Property Management Agreements
Exhibit B	Form of Asset Acquisition Agreement
Exhibit C	Form of Consulting Agreement
Exhibit D	Form of Amended and Restated Trademark License Agreement
Exhibit E	Form of Amended and Restated Computer Services Agreement
Exhibit F	Form of Amended and Restated Software License Agreement
Exhibit G	Form of Property Acquisition Agreement Termination Notice
Exhibit H	Form of Domain Name and Social Media Assignment Agreement
Exhibit I	Form of Investor Services Agreement
Exhibit J	Form of Service Agreements Assignment Agreement
Exhibit K	Form of Property Managers Office Sublease
Exhibit L	Form of Assigned Office Leases Assignment Agreement
Exhibit M	Form of Side Letter
Exhibit N	Form of Certificates of Non-Foreign Status
Exhibit O	Form of Escrow Agreement
Exhibit P	Letter Agreement Termination Agreement

SCHEDULES
Schedule 1.1-1	Business Manager Employees
Schedule 1.1-2	Specified Property Managers Employees
Schedule 1.1-3	Knowledge Persons of the Inland Parties
Schedule 1.1-4	Knowledge Persons of American
Schedule 2.1(a)	Assumed Property Managers Contracts

Schedule 2.1(b)(1)	Assumed PTO
Schedule 2.1(b)(2)	Assumed Employment Agreements
Schedule 2.3(a)	Estimated Closing Payment
Schedule 5.2(a)	Certain Existing Inland Benefit Plans
Schedule 6.9	Legal costs incurred by the Business Manager or Property
Managers or their respective Affiliates
Schedule 6.10	Executive Bonus Amount

DISCLOSURE SCHEDULES

American Disclosure Schedules

Inland Parties Disclosure Schedules

MASTER MODIFICATION AGREEMENT

This MASTER MODIFICATION AGREEMENT, dated as of March 12, 2014 (this “Agreement”), is entered into by and among Inland American Real Estate Trust, Inc., a Maryland corporation (“American”), Inland American Business Manager & Advisor, Inc., an Illinois corporation (the “Business Manager”), Inland American Lodging Advisor, Inc., an Illinois corporation and a wholly owned Subsidiary (as defined herein) of the Business Manager (“ILODGE”), Inland American Holdco Management LLC, a Delaware limited liability company (“Holdco”), Inland American Retail Management LLC, a Delaware limited liability company (“Retail”), Inland American Office Management LLC, a Delaware limited liability company (“Office”), and Inland American Industrial Management LLC, a Delaware limited liability company (“Industrial,” collectively with Holdco, Retail and Office the “Property Managers,” and together with the Business Manager and ILODGE, the “Inland Parties” and each an “Inland Party”), and, solely with respect to Section 9.17, Eagle I Financial Corp., a Nevada corporation (the “Guarantor”). Terms used herein are defined in Article I.

RECITALS

WHEREAS, American is in the business of acquiring, owning, operating and developing a portfolio of commercial real estate, including, but not limited to, retail, lodging and student housing properties in the United States;

WHEREAS, the Business Manager and its Subsidiaries provide certain business management services to American, and the Property Managers provide certain property management, leasing and other services for American’s real estate properties (excluding certain property management functions relating to American’s lodging and student housing business segments);

WHEREAS, American and the Business Manager each desire to terminate as of the Closing (as defined herein), the First Amended and Restated Business Management Agreement, dated as of July 30, 2007, as amended, pursuant to which the Business Manager and ILODGE provide day-to-day business and operations management services to American (the “Business Management Agreement,” and the services provided thereunder, the “Business Manager Business”);

WHEREAS, the Business Manager and ILODGE desire to convey, transfer, assign and deliver all of their rights, title and interests in, to and under the Business Manager Acquired Assets (as defined herein) and American desires to acquire, receive and accept the Business Manager Acquired Assets;

WHEREAS, the Property Managers desire to convey, transfer, assign and deliver all of their rights, title and interests in, to and under the Property Managers Acquired Assets (as defined herein) and American desires to acquire, receive and accept the Property Managers Acquired Assets;

WHEREAS, in connection with the acquisition of the Business Manager Acquired Assets and Property Managers Acquired Assets, American desires to assume the Assumed Liabilities (as defined herein);

WHEREAS, American desires to offer employment to the Business Manager Employees (as defined herein), upon the terms and subject to the conditions of this Agreement;

WHEREAS, American and the Property Managers desire to amend and restate, as of the Closing, the Master Management Agreements, dated as of July 1, 2012, as amended, and the Individual Property Management Agreements, as amended, by and between American (or its Subsidiaries) and the applicable Property Managers, providing the terms under which the Property Managers provide property management services to American and its Subsidiaries (such agreements, immediately prior to their amendment and restatement into the Master Amended and Restated Property Management Agreements (as defined herein) as contemplated by this Agreement, the “Existing Property Management Agreements”);

WHEREAS, American desires to offer employment to the Specified Property Managers Employees (as defined herein) who perform the Assumed Services (as defined herein), upon the terms and subject to the conditions of this Agreement;

WHEREAS, each of the parties hereto (the “Parties”) desires to enter into the Ancillary Agreements (as defined herein) to which it is a party, concurrent with the execution of this Agreement (this Agreement, the Ancillary Agreements and the Service Agreements (as defined herein) collectively, the “Self-Management Agreements,” and the transactions contemplated by the Self-Management Agreements, collectively the “Self-Management Transactions”);

WHEREAS, the board of directors of American established a special committee (the “Special Committee”) consisting solely of Independent Directors (as defined in American’s charter) to, among other things, study, review, evaluate and negotiate the terms and provisions of the Self-Management Agreements and Self-Management Transactions, and the Special Committee has determined that the foregoing are fair to and in the best interests of American and its stockholders and has recommended to the board of directors of American the approval of the foregoing;

WHEREAS, the board of directors of American, including each of the Independent Directors, has determined that this Agreement and the Self-Management Transactions are fair to and in the best interests of American and its stockholders and has unanimously approved this Agreement and the Self-Management Transactions;

WHEREAS, the board of directors (or its equivalent) of each of the Inland Parties has unanimously approved this Agreement and the Self-Management Transactions to which it is a party;

WHEREAS, Holdco, in its capacity as sole member of each of the other Property Managers, has executed a written consent to approve this Agreement and consummate the Self-Management Transactions;

WHEREAS, Inland Real Estate Investment Corporation (the “Sponsor”), in its capacity as sole stockholder of the Business Manager, has executed a written consent to approve this Agreement and consummate the Self-Management Transactions; and

WHEREAS, the Guarantor desires to guarantee certain of the obligations of the Inland Parties hereunder.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Actual Closing Payment” has the meaning set forth in Section 2.3(b).

“Additional Business Manager Expenses Amount” has the meaning set forth in Section 2.3(a)(iii).

“Additional Property Managers Expense Amount” has the meaning set forth in Section 2.3(a)(v).

“Affiliates” shall mean, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by Contract or otherwise; provided, that American and its Subsidiaries shall not be considered Affiliates of any Inland Party.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Computer Services Agreement” has the meaning set forth in Section 7.1(g).

“Amended and Restated Software License Agreement” has the meaning set forth in Section 7.1(h).

“Amended and Restated Trademark License Agreement” has the meaning set forth in Section 7.1(f).

“American” has the meaning set forth in the Preamble.

“American Benefit Plans” has the meaning set forth in Section 5.2(a).

“American Disclosure Schedules” has the meaning set forth in Article III.

“American Fundamental Representations” has the meaning set forth in Section 8.1(b)

“American Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Ancillary Agreements” shall mean the Bill of Sale, Assignment and Assumption Agreement, the Master Amended and Restated Property Management Agreements, the Asset Acquisition Agreement, the Consulting Agreement, the Amended and Restated Trademark License Agreement, the Amended and Restated Computer Services Agreement, the Amended and Restated Software License Agreement, the Property Acquisition Agreement Termination Notice, the Domain Name and Social Media Assignment Agreement, the Investor Services Agreement, Assigned Office Leases Assignment Agreement, the Property Managers Office Sublease, the Service Agreements Assignment Agreement, the Side Letter, the Escrow Agreement and any other agreement, instrument or document executed and delivered under this Agreement upon the Closing.

“Asset Acquisition Agreement” has the meaning set forth in Section 7.1(d).

“Assigned Office Leases” shall mean, collectively, (i) the Lease Agreement for the premises known as Suite 300 of 2809 Butterfield Road, dated as of August 30, 2012, by and between Inland Continental Property Management Corp., as managing agent for Oak Brook Office Center, LLC, and the Business Manager and (ii) the Lease Agreement for the premises known as Suite 360 of 2809 Butterfield Road, dated as of August 30, 2012, by and between Inland Continental Property Management Corp., as managing agent for Oak Brook Office Center, LLC, and the Business Manager.

“Assigned Office Leases Assignment Agreement” has the meaning set forth in Section 7.1(n).

“Assignment and Assumption Agreement” has the meaning set forth in Section 7.1(b).

“Assumed Employment Agreements” has the meaning set forth in Section 2.1(b).

“Assumed Liabilities” has the meaning set forth in Section 2.1(b).

“Assumed Property Managers Contracts” has the meaning set forth in Section 2.1(a).

“Assumed PTO” has the meaning set forth in Section 2.1(b).

“Assumed Services” shall mean certain property-related accounting, lease administration, leasing, marketing and construction management functions performed by the Specified Property Managers Employees on behalf of American under the Existing Property Management Agreements.

“Basket” has the meaning set forth in Section 8.4(a).

“Bill of Sale” has the meaning set forth in Section 7.1(a).

“Business Day” has the meaning set forth in Section 9.1.

“Business Management Agreement” has the meaning set forth in the Recitals.

“Business Manager” has the meaning set forth in the Preamble.

“Business Manager Acquired Assets” has the meaning set forth in the Section 2.1(a).

“Business Manager Business” has the meaning set forth in the Recitals.

“Business Manager Employee Compensation Amount” has the meaning set forth in Section 2.3(a)(ii).

“Business Manager Employees” shall mean the employees of the Business Manager or ILODGE set forth on Schedule 1.1-1 of the Inland Parties Disclosure Schedules.

“Business Manager Fees and Expenses” shall mean all fees, expenses, reimbursements, commissions and other amounts payable by American to the Business Manager or its Affiliates pursuant to the Business Management Agreement.

“Business Manager Fees and Expenses Amount” has the meaning set forth in Section 2.3(a)(i).

“Business Manager IP” has the meaning set forth in Section 4.9(a).

“Buyer Qualified Plan” has the meaning set forth in Section 5.2(d).

“Cap” has the meaning set forth in Section 8.4(c).

“Certificates of Non-Foreign Status” has the meaning set forth in Section 7.2(p).

“Claim” shall mean any threatened, pending or completed claim, action, suit, litigation, arbitration, alternative dispute resolution mechanism, investigation, hearing or any other proceeding, whether civil, criminal, administrative, regulatory, investigative or other, or any inquiry or investigation that might lead to the institution of any such claim, action, suit, litigation or other proceeding, whether civil, criminal, administrative, regulatory, investigative or other.

“Claim Notice” has the meaning set forth in Section 8.2(d)(i).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Agreement” has the meaning set forth in Section 6.5(b)(vi).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean any trade secrets, data, know-how, accounting data, statistical data, financial data or projections, forecasts, business practices or policies,

research projects, reports, development and marketing plans, strategic plans or other business strategies, pricing and any other information that is competitively sensitive or otherwise of value to a Party, whether oral, written or otherwise, that is not generally known or available to the public, furnished by a Party (the “Providing Party”) or any of the Providing Party’s Affiliates, directors, officers, employees, agents, attorneys, accountants, financial advisors, consultants or representatives (collectively, “Representatives”) to another Party (the “Receiving Party”) or any of the Receiving Party’s Representatives, whether furnished on, before, or after the date hereof, and all reports, analyses, compilations, studies and other material prepared by the Receiving Party or any of its Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information. The term “Confidential Information” shall not include any (i) information that becomes generally available to the public other than as a result of a disclosure by the Receiving Party, (ii) information that becomes available to the Receiving Party on a non-confidential basis from a source other than the Providing Party, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the Providing Party or (iii) information that is independently developed by the Receiving Party without use of or reference to information from the Providing Party.

“Consulting Agreement” has the meaning set forth in Section 7.1(e).

“Contract” shall mean any loan agreement, mortgage, indenture, deed of trust, lease, sublease, contract, covenant, plan, or other written agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license.

“Covered Claim” shall mean any Claim by stockholders of American relating to or arising out of the negotiation and execution of the Self-Management Agreements and the completion of the Self-Management Transactions; provided, however, that Covered Claims shall not include (i) any Claim that arises out of or resulted from the negligence, misconduct or fraud of any Inland Indemnified Party or an alleged violation of federal or state securities Laws, (ii) any Claim based on the failure of American to have completed a transaction comparable to the Self-Management Transactions prior to the date hereof and (iii) any Claim that has been filed with a court of competent jurisdiction as of the date hereof or that portion of any Claim brought after the date hereof, to the extent that such portion is based on the same set of facts or circumstances as such Claim.

“D&O Tail Policy” has the meaning set forth in Section 8.7.

“Damages” shall mean any and all costs, losses, damages, Liabilities, obligations, lawsuits, deficiencies, Claims, demands, penalties, assessments, fines, return of any consideration, Judgments, arbitration awards, indemnification payments, reasonable costs and expenses, of any nature whatsoever, including reasonable attorney fees and expenses, retainers, court costs, transcript costs, fees of experts, witness fees, travel charges, postage, delivery service fees and all other reasonable costs, disbursements, expenses and obligations of the types customarily paid or incurred in connection with prosecuting, investigating, defending, being a witness in or participating in (including on appeal), or preparing to prosecute, defend, be a witness in or participate in any Claim, reasonable costs and reasonable expenditures required or incurred to comply with any Judgment, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. All Damages shall be calculated on an after-Tax basis, with reduction and other adjustment for any Tax benefits and insurance proceeds received by the Indemnified Party arising out of or in connection with such Damages. For the avoidance of doubt, Damages shall not include any consequential damages, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual Damages.

“Defense Notice” has the meaning set forth in Section 8.2(d)(ii)(1).

“Domain Name and Social Media Assignment Agreement” has the meaning set forth in Section 7.1(j).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Business Manager, Property Managers or any of their respective Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 8.3.

“Escrow Agent” means Wells Fargo Bank, National Association, or its successor under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 7.1(r).

“Escrow Amount” has the meaning set forth in Section 2.3(a).

“Escrow Property” has the meaning set forth in the Escrow Agreement.

“Estimated Closing Payment” has the meaning set forth in Section 2.3(a)(viii).

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Executive Bonus Amount” has the meaning set forth in Section 6.10.

“Existing Inland Benefit Plans” has the meaning set forth in Section 4.12(a).

“Existing Property Management Agreements” has the meaning set forth in the Recitals.

“Expense Amount” has the meaning set forth in Section 8.3.

“Final Allocation” has the meaning set forth in Section 2.5.

“Final Awards” has the meaning set forth in the Escrow Agreement.

“Final Closing Payment” has the meaning set forth in Section 2.3(b).

“Final Determination” has the meaning set forth in the Escrow Agreement.

“GAAP” shall mean United States generally accepted accounting principles in effect on the date hereof, consistently applied.

“Governmental Authority” shall mean any United States or other international, national, state or local government, any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any arbitrator with authority to bind a party at law.

“Guarantor” has the meaning set forth in the Preamble.

“Holdco” has the meaning set forth in the Preamble.

“ILODGE” has the meaning set forth in the Preamble.

“Indemnified Party” has the meaning set forth in Section 8.2(d)(i).

“Indemnifying Party” has the meaning set forth in Section 8.2(d)(i).

“Indemnity Claim” has the meaning set forth in Section 8.1(d).

“Independent Accountants” has the meaning set forth in Section 2.5.

“Industrial” has the meaning set forth in the Preamble.

“Inland Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Inland Parties” and “Inland Party” have the meanings set forth in the Preamble.

“Inland Parties Disclosure Schedules” has the meaning set forth in Article IV.

“Inland Parties Fundamental Representations” has the meaning set forth in Section 8.1(c).

“Inland Parties Material Adverse Effect” shall mean, with respect to any Inland Party, any fact, occurrence, condition, circumstance, change, effect or development, individually or in the aggregate with all other facts, occurrences, conditions, circumstances, changes, effects and developments, that is or could reasonably be expected to be materially adverse to (i) the business, assets, financial conditions or results of operations of such Inland Party or (ii) the ability of such Inland Party to perform its obligations under this Agreement or any Self-Management Agreement to which it is a party.

“Intellectual Property” shall mean any or all of the following, in each case, in any jurisdiction in the world: (i) patents and patent applications (including reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part), inventions (whether or not patentable and whether or not reduced to practice), invention or patent disclosures and inventor’s certificates; (ii) trade secrets, proprietary information and know-how, including methods, processes, designs, drawings, technical data and customer lists; (iii) original works of authorship (whether copyrightable or not), copyrights, copyright registrations and copyright applications; (iv) industrial designs and all registrations and applications thereof; (v) trademarks, service marks, certification marks, trade names, corporate names, domain names, uniform resource identifiers or locators (commonly known as URLs), logos, trade dress or other indicia of source or origin, including unregistered and common Law rights in the foregoing, and all registrations of and applications to register the foregoing, in each case in any jurisdiction throughout the world; (vi) Software; (vii) moral and economic rights of authors and inventors, however denominated; and (viii) all other intellectual property or industrial property rights.

“Investor Services Agreement” has the meaning set forth in Section 7.1(k).

“IRS” shall mean the United States Internal Revenue Service.

“Judgments” shall mean any judgments, injunctions, orders, decrees, writs, rulings, stipulations, consents, settlements, or awards of any court or other judicial authority or any other Governmental Authority.

“Knowledge” shall mean (i) with respect to the Inland Parties the actual knowledge of the individuals listed on Schedule 1.1-3 and (ii) with respect to American the actual knowledge of the individuals listed on Schedule 1.1-4.

“Laws” shall mean all laws, statutes, by-laws, ordinances, rules, regulations, common law or Judgments of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.5(a).

“Letter Agreement Termination Notice” has the meaning set forth in Section 7.1(s).

“Liabilities” shall mean any liability, indebtedness, guaranty, assurance, commitment, claim, loss, damage, deficiency, assessment, obligation or responsibility, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, known or unknown, contingent or unmatured, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

“Master Amended and Restated Property Management Agreements” has the meaning set forth in Section 7.1(c).

“Nonqualifying Income” shall mean any amount that is treated as gross income for purposes of Section 856 of the Code and which is not “Qualifying Income.” For the purposes of this definition, “Qualifying Income” shall mean gross income that is described in Section 856(c)(2) or 856(c)(3) of the Code.

“Notice” has the meaning set forth in Section 9.1.

“Office” has the meaning set forth in the Preamble.

“Parties” or “Party” has the meaning set forth in the Recitals.

“Periodic Taxes” has the meaning set forth in Section 6.5(b)(ii).

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or other entity or organization, including a Governmental Authority.

“Phone Systems Expenses Amount” has the meaning set forth in Section 6.9.

“Post-Closing Tax Period” shall mean any taxable period (or portion thereof) commencing on the day after the Closing Date, including such portion of any Straddle Period commencing on the day after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or prior to the Closing Date, including such portion of any Straddle Period up to and including the Closing Date.

“Property Acquisition Agreement Termination Notice” has the meaning set forth in Section 7.1(i).

“Property Managers” has the meaning set forth in the Preamble.

“Property Managers Acquired Assets” has the meaning set forth in Section 2.1(a).

“Property Managers Employee Compensation Amount” has the meaning set forth in Section 2.3(a)(iv).

“Property Managers Office Sublease” has the meaning set forth in Section 7.1(m).

“Proposed Allocation” has the meaning set forth in Section 2.5.

“Providing Party” has the meaning set forth in the definition of Confidential Information.

“Real Property Leases” has the meaning set forth in Section 4.5(a).

“Receiving Party” has the meaning set forth in the definition of Confidential Information.

“REIT” shall mean a real estate investment trust as defined by Section 856 et seq. of the Code.

“REIT Requirements” shall mean the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

“Release Document” has the meaning set forth in Section 8.3.

“Representatives” has the meaning set forth in the definition of Confidential Information.

“Retail” has the meaning set forth in the Preamble.

“Retained Liabilities” has the meaning set forth in Section 2.1(d).

“Savings Plan” has the meaning set forth in Section 5.2(d).

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 1060 Forms” has the meaning set forth in Section 2.5.

“Self-Management Agreements” has the meaning set forth in the Recitals.

“Self-Management Reimbursement Amount” has the meaning set forth in Section 6.9.

“Self-Management Transactions” has the meaning set forth in the Recitals.

“Service Agreements” shall mean, collectively, (i) the Institutional Investor Relationships Service Agreement, dated as of January 1, 2007, by and between Inland Institutional Capital Partners Corporation and the Business Manager, (ii) the Insurance and Risk Management Services Agreement, dated as of August 31, 2005, by and between Inland Risk and Insurance Management Services, Inc. and the Business Manager, (iii) the Mortgage Brokerage Services Agreement, dated as of February 1, 2008, by and between Inland Commercial Mortgage Corporation and the Business Manager, (iv) the Office and Facilities Management Services Agreement, dated as of August 31, 2005, by and among Inland Facilities Management Services, Inc., Inland Office Services, Inc. and the Business Manager, (v) the Personnel Services Agreement, dated as of August 31, 2005, by and between Inland Human Resources, Inc. and the Business Manager, (vi) the Property Tax Services Agreement, dated as of August 31, 2005, by and between Investors Property Tax Services, Inc. and the Business Manager, (vii) the Communications Services Agreement, dated as of August 31, 2005, by and between Inland Communications, Inc. and the Business Manager, (viii) Computer Services Agreement, dated as of August 31, 2005, by and between Inland Computer Services, Inc. and the Business Manager and (ix) the Software License Agreement, dated as of August 31, 2005, by and between Inland Computer Services, Inc. and the Business Manager.

“Service Agreements Assignment Agreement” has the meaning set forth in Section 7.1(l).

“Side Letter” has the meaning set forth in Section 7.1(o).

“Software” shall mean all software of any type (including programs, applications, middleware, interfaces, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets and macros) and in any form (including source code, object code and executable code), databases, associated data and related documentation, and all rights therein.

“Source Code Amount” has the meaning set forth in Section 2.3(a)(viii).

“Special Committee” has the meaning set forth in the Recitals.

“Specified Property Managers Employees” shall mean the employees of the Property Managers set forth on Schedule 1.1-2.

“Sponsor” has the meaning set forth in the Recitals.

“Straddle Period” shall mean any taxable period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiaries” of any Person shall mean any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of the entity or organization which such Person so owns. For the avoidance of doubt, American and its Subsidiaries shall not be considered Subsidiaries of the Inland Parties.

“Tax Returns” shall mean any report, return (including information return), election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing or other Governmental Authority with respect to Taxes, including any amendments thereto.

“Tax” and “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including income, profits, franchise, gross receipts, customs, duty, excise, property, sales, withholding, social security, occupation, use, service, service and use, license, payroll, employment, FICA, FUTA, franchise, transfer, ad valorem, personal property, real property, stamp and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments and (ii) any Liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a successor to another Person, by Contract, or otherwise.

“Third Party Claim” has the meaning set forth in Section 8.2(d)(i).

“Transfer Taxes” has the meaning set forth in Section 6.5(b)(v).

“Transferred Employees” and “Transferred Employee” have the meanings set forth in Section 5.1(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local Law requiring notice to employees in the event of a closing or layoff.

ARTICLE II

ACQUISITION OF ASSETS; CLOSING

Section 2.1 Acquisition of Assets.

(a) Acquired Assets. At the Closing, the Business Manager and ILODGE shall convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, to American (or its designee), and American shall acquire, receive and accept from the Business Manager and ILODGE, all of the Business Manager’s and ILODGE’s rights, title and interests in, to and under all assets, properties, rights and Contracts of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located, related to, used in, or held for use in, or useful or necessary for, the operation of the Business Manager Business, free and clear of all Liabilities, liens and encumbrances, but excluding the Excluded Assets (collectively, the “Business Manager Acquired Assets”). At the Closing, the Property Managers shall convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, to American and American shall acquire, receive and accept from the Property Managers, all of the applicable Property Manager’s rights, title and interests in, to and under (i) the Contracts set forth on Schedule 2.1(a) (“Assumed Property Managers Contracts”) and (ii) the tangible personal property associated with the Specified Property Managers Employees, including, for the avoidance of doubt, computers and telecommunications equipment owned by the Property Managers (collectively with the Assumed Property Managers Contracts, the “Property Managers Acquired Assets”).

(b) Assumed Liabilities. At the Closing, American (or its designee) shall assume and agree to pay, perform, fulfill and discharge, and shall pay, perform, fulfill and discharge, as they become due, (i) all floating holiday, sick time and vacation time that is accrued and unused by the Business Manager Employees and Specified Property Managers Employees as of the Closing as set forth on Schedule 2.1(b)(1) (“Assumed PTO”), to the extent any such Business Manager Employees and Specified Property Managers Employees become Transferred Employees; and (ii) Liabilities under the (A) Assigned Office Leases, (B) employment agreements identified on Schedule 2.1(b)(2) (“Assumed Employment Agreements”) to the extent any such employee party thereto becomes a Transferred Employee, (C) Service Agreements or (D) Assumed Property Managers Contracts, and in the case of Section 2.1(b)(ii) clauses (A), (B), (C) and (D), only to the extent arising out of periods occurring after the Closing Date (collectively, the “Assumed Liabilities”).

(c) Excluded Assets. The following assets and properties are not included in the Business Manager Acquired Assets and Property Managers Acquired Assets and American shall have no rights, title or interests in the following under this Agreement: (i) any equity interests in ILODGE or any other Person; (ii) any and all Existing Inland Benefit Plans; (iii) the Business Manager’s cash and cash equivalents, and accounts receivable, except to the extent such cash and cash equivalents and accounts receivable are owed to American pursuant to the Business Management Agreement; (iv) that certain License Agreement, dated as of October 20, 2004, by and between The Inland Real Estate Group, Inc. and the Business Manager; and (v) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, stockholder and stock transfer records and all other similar corporate records of the Business Manager (collectively, the “Excluded Assets”).

(d) Retained Liabilities. Except for the Assumed Liabilities, American shall not assume and shall not be liable or responsible for any Liabilities of the Inland Parties of any kind whatsoever, including: (i) Liabilities relating to any former employees of the Inland Parties, who were separated from employment prior to the Closing Date, including, but not limited to, Liabilities related to any obligation by American or its Subsidiaries to remedy any event or condition occurring or existing in connection with, or arising out of, the Business Manager Business or the Property Managers’ business as operated prior to the Closing Date; (ii) subject to Section 2.3, Liabilities relating to the Business Manager Employees and Specified Property Managers Employees to the extent relating to or arising out of periods occurring on or prior to the Closing Date, including any severance or other payments or benefits paid or payable to any such Business Manager Employee or Specified Property Managers Employee; (iii) Liabilities relating to events or conditions occurring or existing in connection with, or arising out of, the Business Manager Business or Property Managers’ business as operated prior to the Closing Date, or the ownership, use, operation or sale prior to the Closing Date of any Business Manager Acquired Asset or Property Managers Acquired Assets; (iv) Liabilities for Taxes of the Inland Parties, including Taxes arising from or relating to the Self-Management Transactions; (v) any Liabilities in respect of any “defined benefit pension plan” (as defined in Section 3(35) of ERISA), any plan subject to Section 412 of the Code or Section 302 of Title IV of ERISA, any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or any post-employment life or health coverage maintained or contributed to by the Inland Parties or any of their respective ERISA Affiliates; (vi) Liabilities under any Existing Inland Benefit Plan (except as contemplated by Section 5.2(a)); and (vii) any Liability relating to, or arising out of, the ownership or operation of any of the Excluded Assets) (collectively, the “Retained Liabilities”).

Section 2.2 Consideration. Each Party acknowledges and agrees that the premises and the representations, warranties, covenants and agreements of the Parties contained in this Agreement constitute sufficient and adequate consideration for the obligations hereunder.

Section 2.3 Fees and Expenses.

(a) At the Closing, American shall deposit the Escrow Amount in cash by wire transfer of immediately available funds with the Escrow Agent, to be managed and paid by the Escrow Agent pursuant to the terms of the Escrow Agreement. The “Escrow Amount” means an amount equal to the aggregate of the following:

(i) the estimate of the Business Manager Fees and Expenses Amount, jointly calculated and estimated by American and the Business Manager in good faith consistent with past practice. The “Business Manager Fees and Expenses Amount” means the Business Manager Fees and Expenses payable to the Business Manager in respect of the period from January 1, 2014 through and including January 31, 2014, less any amounts payable to American under (x) the Business Management Agreement upon termination thereof and (y) that certain Letter Agreement, dated as of May 4, 2012, by and between the Business Manager and American, which, for the avoidance of doubt, in the case of (y) shall only apply for the period from January 1, 2014 through and including January 31, 2014;

(ii) the estimate of the Business Manager Employee Compensation Amount, jointly calculated and estimated by American and the Business Manager in good faith consistent with past practice. The “Business Manager Employee Compensation Amount” means the compensation paid (excluding the Executive Bonus Amount) by the Business Manager to the Business Manager Employees in respect of the employment period beginning on February 1, 2014 through and including February 28, 2014;

(iii) the estimate of the Additional Business Manager Expenses Amount, jointly calculated and estimated by American and the Business Manager in good faith consistent with past practice. The “Additional Business Manager Expenses Amount” means the reasonable out-of-pocket expenses incurred in the ordinary course of business consistent with past practice by the Business Manager and ILODGE for the period beginning on February 1, 2014 through and including the Closing Date; provided, however, for the avoidance of doubt, no expenses incurred as a result of or related to the Self-Management Transactions shall be included in the Additional Business Manager Expenses Amount;

(iv) the estimate of the Property Managers Employee Compensation Amount, jointly calculated and estimated by American and the Property Managers in good faith consistent with past practice. The “Property Managers Employee Compensation Amount” means an amount equal to the compensation paid by the Property Managers to the Specified Property Managers Employees in respect of the period beginning on January 1, 2014 through and including February 28, 2014;

(v) the estimate of the Additional Property Managers Expense Amount, jointly calculated and estimated by American and the Property Managers in good faith consistent with past practice. The “Additional Property Managers Expense Amount” means an amount equal to the reasonable out-of-pocket expenses incurred in the ordinary course of business by the Property Managers relating to the employment of the Specified Property Managers Employees for the period beginning on January 1, 2014 through and including the Closing Date, and the Reimbursement Amount (as defined in the Property Managers Office Sublease);

(vi) the Self-Management Reimbursement Amount;

(vii) the Phone Systems Expenses Amount; and

(viii) $250,000 as payment in full for copies of the Owned Software (as defined in the Amended and Restated Software License Agreement), the initial copy of which is to be delivered at Closing or as soon as practicable thereafter pursuant to Section 7.2(t) (the “Source Code Amount,” and together with the Self-Management Reimbursement Amount, the Phone Systems Expenses Amount and the estimated amounts pursuant to this Section 2.3(a), in each case in the amounts set forth on Schedule 2.3(a), the “Estimated Closing Payment”).

(b) Within 90 days following the Closing, the Business Manager, the Property Manager and American shall jointly in good faith complete a revised Schedule 2.3(a) reflecting the actual Business Manager Fees and Expenses Amount, the actual Business Manager Employee Compensation Amount, the actual Additional Business Manager Expenses Amount, the actual Property Managers Employee Compensation Amount and the actual Additional Property Managers Expense Amount (such actual amounts together with the Source

Code Amount, the Self-Management Reimbursement Amount and the Phone Systems Expenses Amount, the “Actual Closing Payment”). If the value of the Actual Closing Payment (i) exceeds the Estimated Closing Payment, then American shall deposit cash in the amount of such excess with the Escrow Agent, on the day of such agreement of the revised Schedule 2.3(a), by wire transfer of immediately available funds in accordance with the terms and conditions of the Escrow Agreement, or (ii) is less than the Estimated Closing Payment, then the Escrow Agent shall wire cash in the amount of such deficiency to American, on the day of such agreement of the revised Schedule 2.3(a), in accordance with the terms and conditions of the Escrow Agreement (as applicable, the “Final Closing Payment”). The Final Closing Payment shall be the final, conclusive and binding settlement of any fees and expenses due and owing under the Business Management Agreement as of the termination thereof upon the Closing.

Section 2.4 Closing; Closing Deliverables.

(a) The closing (the “Closing”) of the acquisition of the Business Manager Acquired Assets and Property Managers Acquired Assets, the assumption of the Assumed Liabilities as contemplated by this Agreement, the execution of the Ancillary Agreements, and the other transactions contemplated by this Agreement shall take place simultaneously with the execution of this Agreement, on the date hereof (the “Closing Date”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Drive, Chicago, Illinois, or at such other place as the Parties may mutually agree in writing. The Closing shall be deemed effective for all purposes at 11:59 P.M. central time on the Closing Date.

(b) At the Closing, the Parties shall deliver or cause to be delivered those agreements, assignments, instruments, certificates and other documents set forth in Article VII.

Section 2.5 Allocation. Within 60 days after the Closing Date, American will provide the Business Manager copies of IRS Form 8594 and any required exhibits thereto (the “Proposed Allocation”) with American’s proposed allocation of the consideration paid hereunder (including by the assumption of the Assumed Liabilities). The Proposed Allocation shall be prepared in accordance with Section 1060 of the Code and the applicable Treasury Regulations issued thereunder. Within 15 days after the receipt of such Proposed Allocation, the Business Manager will propose to American any changes to such Proposed Allocation (and in the event no such changes are proposed in writing to American within such time period, the Business Manager will be deemed to have agreed to, and accepted, the Proposed Allocation). The Business Manager and American will endeavor in good faith to resolve any differences with respect to the Proposed Allocation within 15 days after American’s receipt of Notice of objection from the Business Manager. If the Business Manager and American are unable to reach an agreement as to the Proposed Allocation, the Parties shall refer such dispute to an independent accounting firm mutually acceptable to both the Business Manager and American (the “Independent Accountants”), which firm shall make a final and binding determination as to only those matters in dispute with respect to this Section 2.5 on a timely basis and promptly shall notify the Business Manager and American in writing of its resolution. The fees, expenses and costs of the Independent Accountants incurred in connection with this review and report shall be borne equally by the Business Manager and American. After American and the Business Manager have reached an agreement as to the Proposed Allocation (the “Final Allocation”), the

Parties shall: (i) be bound by the Final Allocation for all Tax purposes, (ii) timely file all Tax Returns required to be filed in connection with the Final Allocation (including the timely filing of IRS Form 8594 and any other Tax Returns required to be filed pursuant to Section 1060 of the Code or any comparable provisions of applicable Laws (the “Section 1060 Forms”)), (iii) prepare and file all Section 1060 Forms and Tax Returns in a manner consistent with the Final Allocation, and (iv) take no position inconsistent with the Final Allocation for all Tax purposes, including in any Section 1060 Form or other Tax Return, any audit or examination by, or any proceeding before, any Governmental Authority or otherwise. In the event that the Final Allocation is disputed by any Governmental Authority, the Party hereto receiving notice of such dispute shall promptly notify and consult with the other Parties hereto and keep such other Parties apprised of material developments concerning the resolution of such dispute.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AMERICAN

Except as set forth in the corresponding sections or subsections of the American Disclosure Schedules attached hereto (collectively, the “American Disclosure Schedules”), American hereby represents and warrants to the Inland Parties as of the date hereof, as follows:

Section 3.1 Organization. American is a corporation validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to have a material adverse impact on American’s business or its ability to consummate the transactions contemplated by this Agreement and the agreements executed in connection herewith.

Section 3.2 Authority; Approvals.

(a) American has full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the Self-Management Transactions. The execution and delivery by American of this Agreement and the Ancillary Agreements, and the consummation of the Self-Management Transactions, has been duly authorized by all necessary corporate action and no other proceedings are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements. Such agreements, when executed and delivered by American, will be duly and validly executed and delivered by American and will constitute a legal, valid and binding agreement, enforceable against American in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b) American is not required to make any declaration, filing or registration with, give notice to, or seek or obtain authorization, consent or approval from, any Governmental Authority, its stockholders or any other Person, the absence of which would prevent the consummation or performance of the Self-Management Transactions.

Section 3.3 Noncontravention. The execution, delivery and performance of the Self-Management Agreements and the Self-Management Transactions contemplated thereby by American does not and will not (a) violate, conflict with or result in the breach of any provision of its organizational documents, (b) conflict with or violate, in any material respect, any Law or Judgment in existence on the date hereof applicable to it or (c) except as set forth on Section 3.3 of the American Disclosure Schedules, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, pursuant to any Contract to which it is a party or by which any of its assets or properties is bound or affected, except, in the case of this clause (c), to the extent that such conflicts, breaches, defaults or other matters would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on American.

Section 3.4 Brokers and Finders. American has not employed any broker, finder or other intermediary that is entitled to a fee upon the consummation of the Self-Management Transactions, except that Moelis & Company LLC has been engaged by the Special Committee as a financial advisor and American shall pay all charges in connection therewith.

Section 3.5 Claims. Except as set forth on Section 3.5 of the American Disclosure Schedules, there are no Claims pending or, to the Knowledge of American, threatened against American which would impair the ability of American to consummate the Self-Management Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INLAND PARTIES

Except as set forth in the corresponding sections or subsections of the Inland Parties Disclosure Schedules attached hereto (collectively, the “Inland Parties Disclosure Schedules”), the Inland Parties, separately and not jointly, hereby represent and warrant to American, as of the date hereof, as follows and as applicable:

Section 4.1 Organization. Each Inland Party is a corporation or limited liability company, as applicable, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has the requisite corporate or limited liability company power, as applicable, to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a material adverse impact on such Inland Party’s business or its ability to consummate Self-Management Transactions and Self-Management Agreements. ILODGE is a wholly owned Subsidiary of the Business Manager and, except for ILODGE, the Business Manager does not directly or indirectly hold any capital stock, membership interests or other equity interests of any Person or otherwise have any direct or indirect ownership interest in any Person or business.

Section 4.2 Authority; Approvals.

(a) Each Inland Party has full corporate or limited liability company power, as applicable, and authority to enter into this Agreement and the Ancillary Agreements, and to consummate the Self-Management Transactions. The execution and delivery by the Inland Parties of this Agreement and the Ancillary Agreements, and the consummation of the Self-Management Transactions, has been duly authorized by all necessary corporate or limited liability company action, as applicable, and no other proceedings are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements. Such agreements, when executed and delivered by such Inland Party, will be duly and validly executed and delivered by such Inland Party and will constitute a legal, valid and binding agreement, enforceable against such Inland Party in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b) No Inland Party is required to make any declaration, filing or registration with, give notice to, or seek or obtain authorization, consent or approval from, any Governmental Authority or any other Person except as set forth on Section 4.2(b) of the Inland Parties Disclosure Schedules (other than its stockholders or members, as applicable, which certified copy of such approval or consent was delivered to American upon the execution hereof), the absence of which would prevent the consummation or performance of the Self-Management Transactions by any such Inland Party.

Section 4.3 Noncontravention. The execution, delivery and performance of the Self-Management Agreements and the Self-Management Transactions contemplated thereby by each of the Inland Parties do not and will not (a) violate, conflict with or result in the breach of any provision of its organizational documents; (b) conflict with or violate, in any material respect, any Law or Judgment in existence on the date hereof applicable to it, or any of its assets, properties or businesses; or (c) except as set forth on Section 4.3 of the Inland Parties Disclosure Schedules, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, pursuant to any Contract to which it is a party or by which any of its assets or properties is bound or affected, except, in the case of this clause (c), to the extent that such conflicts, breaches, defaults or other matters would not be material.

Section 4.4 Claims. There are no Claims pending or, to the Knowledge of any Inland Party, threatened against any Inland Party which would impair the ability of the Inland Parties to consummate the Self-Management Transactions.

Section 4.5 Leased Real Property.

(a) Section 4.5(a) of the Inland Parties Disclosure Schedules contains a list of all real property leases to which any Inland Party is a party, including the Assigned Office Leases and the Lease Agreement for the premises known as Suite 200 and Suite 310 of 2809

Butterfield Road, dated as of August 31, 2012, by and between Inland Continental Property Management Corp., as managing agent for Oak Brook Office Center, LLC, and Holdco (the “Real Property Leases,” and the real property subject to the Real Property Leases, the “Leased Real Property”). The Leased Real Property constitutes all of the real property used or held for use in connection with the Business Manager Business or the business of the Property Managers. Each Inland Party, as applicable, holds the leasehold interests in the Leased Real Property free and clear of all liens and encumbrances. No Inland Party owns real property that is used in the Business Manager Business.

(b) The Inland Parties have delivered to American a true and complete copy of each Real Property Lease. With respect to each Real Property Lease:

(i) such Real Property Lease is valid, binding, enforceable and in full force and effect;

(ii) the applicable Inland Party to each Real Property Lease has not received written notice that such Inland Party is in breach or default, in any material respect, under such Real Property Lease, and to the Knowledge of the Inland Parties no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by the applicable Inland Party, in any material respect, of such Real Property Lease and the applicable Inland Party to each Real Property Lease has (y) not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof, except any sublease or right to use space granted to the Business Manager to which American has been apprised and (z) not granted to any Person any outstanding options or rights of first refusal to purchase any Leased Real Property or any portion thereof or interest therein;

(iii) the applicable Inland Party to each Real Property Lease has not pledged, mortgaged or otherwise granted an encumbrance on its leasehold interest in any Leased Real Property; and

(iv) there are no Affiliates of the Inland Parties that guaranty any obligations of the applicable Inland Party under any Real Property Lease and all material improvements required by the terms of the Real Property Leases to be made by the landlord have been completed in all material respects and the tenant thereunder is satisfied with such improvements.

(c) As of the date hereof, no Inland Party has received written notice of (i) any material violations of building codes and/or zoning ordinances affecting the Leased Real Property, (ii) existing, pending or, to the Knowledge of the applicable Inland Party, threatened condemnation proceedings affecting the Leased Real Property or (iii) existing, pending or, to the Knowledge of the Inland Parties, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property, in any material respect, as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty which has affected, in any material respect, the use or operation of the Leased Real Property.

Section 4.6 Title to Acquired Assets. The Business Manager or ILODGE, as applicable, is the sole owner of and has good and valid title to each of the Business Manager Acquired Assets, free and clear of all Liabilities, liens or encumbrances. At the Closing, the Business Manager and ILODGE will deliver to American good and valid title in and to the Business Manager Acquired Assets, free and clear of all Liabilities, liens or encumbrances. The Business Manager Acquired Assets constitute all of the assets necessary to operate the Business Manager Business in substantially the manner operated by the Business Manager and ILODGE immediately prior to the Closing in all material respects.

Section 4.7 Brokers and Finders. No Inland Party has employed any broker, finder or other intermediary on behalf of itself or American in connection with the Self-Management Transactions.

Section 4.8 Compliance with Laws. Except as provided in Section 4.8 of the Inland Parties Disclosure Schedules, since January 1, 2011, to the Knowledge of the Inland Parties (for purposes of this Section 4.8, “Knowledge of the Inland Parties” means the knowledge that those Persons listed on Schedule 1.1-3 would have reasonably obtained after making due and appropriate inquiry with respect to the particular matter in question in the performance of such Person’s duties as a director or officer of such Inland Party) (a) the Inland Parties have been in compliance in all material respects with applicable Law and (b) no Person has filed or threatened a Claim that alleges that the Inland Parties have or may have breached any applicable Law.

Section 4.9 Intellectual Property.

(a) The Business Manager owns or has the right to use all Intellectual Property used or held for use in connection with the Business Manager Business as currently conducted (such Intellectual Property, the “Business Manager IP”). The Business Manager IP constitutes all Intellectual Property that is necessary for the conduct of the Business Manager Business as currently conducted. Immediately upon the Closing and provided that all Ancillary Agreements have been executed, all Business Manager IP shall be owned or available for use by American in the same manner as owned or as used by the Business Manager immediately prior to Closing without the payment of any incremental fees, royalties or payments other than as set forth in this Agreement or any of the Ancillary Agreements.

(b) The conduct of the Business Manager Business does not infringe, misappropriate or otherwise violate the Intellectual Property rights of another Person, except to the extent that any such infringement, misappropriation or violation is not likely to result in an Inland Parties Material Adverse Effect. There are no Claims pending that include any claim or assertion that the conduct of the Business Manager Business has infringed, misappropriated or otherwise violated any Intellectual Property rights of another Person (other than Claims that have been filed but for which the Business Manager has yet to receive service of process and which the Inland Parties have no Knowledge), nor have any such Claims been threatened in writing.

(c) Except to the extent that any such infringement, misappropriation or violation is not likely to result in an Inland Parties Material Adverse Effect, to the Knowledge

of the Inland Parties, no Person is infringing, misappropriating or otherwise violating any Business Manager IP. There are no Claims pending concerning the Business Manager IP, including any claim or assertion that the Business Manager IP has been infringed, misappropriated or otherwise violated or is invalid or unenforceable, nor have any such Claims been threatened in writing (other than Claims that have been filed but for which the Business Manager has yet to receive service of process and which the Inland Parties have no Knowledge).

Section 4.10 Contracts.

(a) Section 4.10(a) of the Inland Parties Disclosure Schedules contains a true and correct list, and the Inland Parties have delivered to American true and complete copies, of all Contracts of the following types: (i) any Contract to which both American and the Business Manager are a party; (ii) any Contract between the Business Manager and any of its Affiliates; (iii) any other Contract entered into by the Business Manager or ILODGE on behalf of, or for the benefit of, American, not otherwise disclosed above; (iv) all currently effective written employment agreements with any Business Manager Employee or Specified Property Managers Employee; and (v) any Contract to which any Inland Party is a party that is material to the Business Manager Business or otherwise was not entered into in the ordinary course of the Business Manager Business consistent with past practice.

(b) Except as set forth on Section 4.10(b) of the Inland Parties Disclosure Schedules, (i) all of the Contracts included in the Business Manager Acquired Assets, Assumed Property Managers Contracts and Assumed Liabilities are valid, binding and enforceable on the Inland Parties party thereto and is in full force and effect and no Person has alleged in writing that such Inland Party is or may be in material breach thereof or has or may have a material indemnification or similar Liability thereunder; and (ii) to the Knowledge of the applicable Inland Party, no condition exists and no event has occurred that has resulted or would reasonably be expected to result in a material breach of any Contract included in the Business Manager Acquired Assets, Assumed Property Managers Contracts or Assumed Liabilities by the Inland Parties party thereto or, to the Knowledge of the Inland Parties, by any other party thereto and no party thereto has terminated or threatened in writing to terminate or requested in writing any material modification or waiver thereof.

Section 4.11 Taxes. All material Tax Returns that were required to be filed in respect of or in relation to the Business Manager, the Business Manager Business and the Business Manager Acquired Assets have been duly and timely filed (taking into account any extensions of time in which to file) and were correct and complete in all material respects. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All material Taxes related to the Business Manager, the Business Manager Business and the Business Manager Acquired Assets (whether or not shown on any Tax Return) have been duly and timely paid or withheld and remitted to the appropriate Governmental Authority. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Business Manager Acquired Assets or the Business Manager Business. The Business Manager has not waived any statute of limitations in respect of Taxes or agreed in writing to any extension of time with respect to a Tax examination, assessment or deficiency related to the Business Manager, the Business Manager Business and the Business Manager Acquired Assets. The Business Manager

has not received within the past three (3) years from any foreign, federal, state or local taxing authority (including jurisdictions where the Business Manager has not filed Tax Returns), or are otherwise aware of, any notice stating an intent to open an audit, examination or other review or proceeding, request for information relating to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, except as set forth on Section 4.11 of the Inland Parties Disclosure Schedules, asserted or assessed by any taxing authority, in each case with respect to the Business Manager, the Business Manager Business and the Business Manager Acquired Assets.

Section 4.12 Benefit Plans.

(a) Section 4.12(a) of the Inland Parties Disclosure Schedules sets forth a correct and complete list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all other material employee benefit plans, policies, agreements or arrangements (iii) all employment, individual consulting or other compensation agreements or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, retention, change in control, severance, pension or profit sharing plans, policies, agreements and arrangements and (iv) all other material fringe benefit, perquisite, educational assistance, salary continuation and retirement plans, policies, agreement or arrangements, in each case, whether or not subject to ERISA, sponsored, maintained or contributed to, or required to be contributed to, by the Inland Parties, or any of their respective Subsidiaries or ERISA Affiliates, with respect to any Business Manager Employee or any Specified Property Managers Employee or pursuant to which any such Business Manager Employee or Specified Property Managers Employee could be eligible to receive a benefit or payment or with respect to which any Inland Party has or could have any direct or indirect obligation or Liability, contingent or otherwise (collectively, the “Existing Inland Benefit Plans”).

(b) The Existing Inland Benefit Plans have been established, administered and maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws. Each Existing Inland Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received or is covered by a favorable determination or opinion letter from the IRS, and any trusts intended to be exempt from federal income taxation under the Code are so exempt and no facts or circumstances have occurred that could cause the loss of such qualification or exemption, or the imposition of any material Liability, penalty or Tax under ERISA or the Code.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by the Self-Management Transactions (either alone or in combination with any other event contemplated by the applicable Existing Inland Benefit Plan) will (i) result in any payment becoming due to any Business Manager Employee or Specified Property Managers Employee, (ii) increase the compensation or benefits payable, including equity benefits, to any Business Manager Employee or any Specified Property Managers Employee or (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity benefits, to any Business Manager Employee or any Specified Property Managers Employee but excluding benefits under any Existing Inland Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code.

Section 4.13 Employees.

(a) The Inland Parties have previously provided information setting forth each Business Manager Employee’s and Specified Property Managers Employee’s annual compensation and benefits, accrued but unused floating holiday, sick time and vacation time or other paid time off, and whether the employee is on a leave of absence and the type of such leave.

(b) No Business Manager Employees or Specified Property Managers Employees are represented by any labor union or labor organization. Neither the Business Manager nor the Property Managers are a party to, or bound by, any labor or collective bargaining agreement. To the Knowledge of the Inland Parties, there is no organizing activity involving the Business Manager or the Property Managers pending or threatened in writing by any labor union, labor organization or any of the Business Manager Employees or Specified Property Managers Employees. No labor union, labor organization or any group of Business Manager Employees or Specified Property Managers Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(c) Except as set forth on Section 4.13(c) of the Inland Parties Disclosure Schedules, there are no Claims against the Business Manager or Property Managers pending or, to the Knowledge of the Inland Parties, threatened in writing with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment by the Business Manager or Property Managers, as applicable, of any Business Manager Employee or Specified Property Managers Employee. The Business Manager and Property Managers are in compliance in all material respects with all Laws relating to the employment or engagement of labor, including all such Laws relating to wages, hours, social benefits contributions, severance pay, the WARN Act and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, immigration, discrimination, workers’ compensation and the collection and payment of withholding and/or social security Taxes. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Business Manager or Property Managers within the six (6) months prior to Closing.

(d) The Specified Property Managers Employees have not been required to possess or maintain, in respect of the services provided by such employees, a real estate brokerage or similar license required by any Law known to the Property Managers to be applicable to such employees in their performance of their duties prior to Closing of the Assumed Services.

Section 4.14 Insolvency.

(a) The Business Manager and ILODGE are not now insolvent and will not be rendered insolvent by any of the Self-Management Transactions. As used in this Section 4.14(a), “insolvent” means that the sum of the Liabilities of the Business Manager exceeds the present fair saleable value of the Business Manager’s assets.

(b) Immediately after the Closing, each of the Business Manager and ILODGE: (i) will be able to pay its Liabilities as they become due in the usual course of its business; (ii) will not have unreasonably small capital with which to conduct its business following the Closing and to satisfy its obligations under this Agreement including with respect to the Retained Liabilities known as of the Closing; (iii) will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) will be able to satisfy final Judgments in actions for money damages promptly in accordance with their terms, taking into account all pending and, to the Knowledge of the Business Manager or ILODGE, as applicable, litigation threatened in writing, the reasonably anticipated amount of such Judgments in any such action and the earliest reasonable time at which such Judgments might be rendered, as well as all other obligations of Business Manager and ILODGE, as applicable.

ARTICLE V

EMPLOYEE MATTERS

Section 5.1 Employees and Offers of Employment.

(a) Effective as of 12:00 A.M. central time on the day immediately succeeding the Closing Date, American or its Subsidiaries shall offer employment to each Business Manager Employee and Specified Property Managers Employee on the terms and subject to the conditions determined by American in accordance with the provisions of this Article V. The Business Manager Employees and Specified Property Managers Employees who accept and commence employment after the Closing with American or any of its Subsidiaries are hereinafter collectively referred to as the “Transferred Employees” and each a “Transferred Employee.” From the Closing Date, and during continued employment until the six-month anniversary of the Closing Date, American shall ensure that each such Transferred Employee shall be eligible to receive a base salary or wage rate, as applicable, and annual bonus opportunities that in each case are no less than that which such Transferred Employee was eligible to receive as of immediately prior to the Closing provided that such Transferred Employee’s duties post-Closing are substantially comparable to such Transferred Employees duties pre-Closing. American shall be responsible for the payment of the Transferred Employees’ base salary, wages and commissions, and any taxes related thereto, beginning March 1, 2014.

(b) Each Transferred Employee, except as specifically provided under those certain Assumed Employment Agreements listed on Schedule 2.1(b)(2), shall be, upon acceptance and commencement of employment with American or its Subsidiaries, an “at will” employee of American or a Subsidiary thereof, except as may be negotiated post-Closing with American by individual employees, and nothing in this Article V shall create a Contract of employment between (x) American or any of its Subsidiaries and (y) a Transferred Employee, nor limit the right of American and its Subsidiaries to terminate the employment of any Transferred Employee at any time, for any reason, with or without cause, and without notice.

Section 5.2 Benefit Plans.

(a) Except as set forth in Schedule 5.2(a), effective upon the Closing, the Transferred Employees shall cease participation in any and all Existing Inland Benefit Plans and shall be eligible to participate in employee benefit and fringe benefit plans maintained by American or one of its Subsidiaries (the “American Benefit Plans”), pursuant to which American shall provide the Transferred Employees from the Closing Date and during continued employment until the six-month anniversary of the Closing Date, with employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Transferred Employees under the Existing Inland Benefit Plans immediately prior to the Closing. American and its Subsidiaries shall have no Liability under any of the Existing Inland Benefit Plans, whether arising prior to, on or after the Closing other than reimbursement by American of any insurance premium costs related to covering certain Transferred Employees under those Existing Inland Benefit Plans set forth on Schedule 5.2(a) beginning March 1, 2014 and for the remainder of the time period specified therein.

(b) Following the Closing Date, at such time as any Transferred Employee commences participation in any American Benefit Plan, each Transferred Employee shall receive credit for eligibility and vesting purposes under the American Benefit Plans and other plans, fringe benefits and perquisites in which they become eligible to participate for time of service with the Inland Parties or their respective Affiliates, as applicable, to the extent credit was given under the applicable Existing Inland Benefit Plan; provided, however, that with respect to any such credit for benefit accruals under any American Benefit Plan, there shall be no duplication of benefits. Each Transferred Employee’s time of service with the Inland Parties or their respective Affiliates, as applicable, also shall be credited for purposes of calculating the amount of a Transferred Employee’s paid time off and severance pay.

(c) American shall or shall cause the insurer to waive, or cause to be waived with respect to the Transferred Employees and their eligible dependents any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any American Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived as of the Closing (or at such later time as such Transferred Employee ceases participation in the applicable Existing Inland Benefit Plan) under the comparable Existing Inland Benefit Plan in which the Transferred Employee participated. The American Benefit Plans that are welfare benefit plans shall give full credit for the dollar amount of all co-payments, deductibles and similar expenses incurred by such Transferred Employee (and his or her eligible dependents) under the comparable Existing Inland Benefit Plan during the plan year that includes the Closing Date (or such later date as such Transferred Employee ceases participation in the applicable Existing Inland Benefit Plan) for purposes of satisfying such plan year’s deductible, co-payment and other similar limitations under the relevant American Benefit Plan.

(d) American shall take whatever actions are necessary to become, or cause each of its Subsidiaries that employ Transferred Employees to become, a participating employer in the Inland Group, Inc. Savings Plan (the “Savings Plan”), effective as of the Closing Date, for the benefit of the Transferred Employees. The accounts of the Transferred Employees in the

Savings Plan (including participant loans under the Savings Plan that are outstanding on the Closing Date) shall be accounted for under the Savings Plan in a separate subplan for the benefit of the Transferred Employees. Beginning as of the Closing Date, American or its Subsidiary, as applicable, shall deduct from the compensation of each Transferred Employee who has an outstanding loan balance under the Savings Plan any scheduled Savings Plan loan payments that become payable under the terms of the participant loans as in effect on the Closing Date and, pending establishment of the Buyer Qualified Plan, promptly remit such payments to the trustee of the Savings Plan, and the Inland Parties shall cause the Savings Plan trustee to apply such payments toward payment of the applicable outstanding loan balances. On or before the date prescribed by Schedule 5.2(a), American shall establish a plan that is tax qualified under Section 40l(a) of the Code and that includes a cash or deferred arrangement under Section 401(k) of the Code (the “Buyer Qualified Plan”). As soon as administratively practicable after the adoption of the Buyer Qualified Plan, American and the Inland Parties shall cooperate to effect a trustee-to-trustee transfer of the Savings Plan accounts of Transferred Employees (including participant loans balances) from the Savings Plan to the Buyer Qualified Plan.

Section 5.3 No Third Party Beneficiaries. No provision of this Article V shall create any third party beneficiary or other rights in any employee or former or future employee (including any beneficiary or dependent thereof) of the Inland Parties or American or any of their respective Affiliates (including any Transferred Employee) in respect of employment, continued employment (or resumed employment), compensation, benefits, or severance, and no provision of this Article V shall create any such rights in any such persons in respect of any compensation, benefits, or severance that may be provided, directly or indirectly, under any Existing Inland Benefit Plan or any plan or arrangement which may be established by American or any of its Affiliates. No provision of this Agreement is intended as, nor shall any provision of this Agreement constitute, the establishment, amendment, or modification of, or supplement to, any employee benefit plan subject to ERISA, any other Existing Inland Benefit Plan or American Benefit Plan. No provision of this Agreement shall constitute a limitation on the rights of the Inland Parties, American or their respective Affiliates to establish, amend, modify, supplement or terminate after the Closing Date any such plans or arrangements.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Press Releases and Public Statements. The Parties shall consult with each other prior to issuing any press release or making any other public statement with respect to this Agreement or the Self-Management Transactions, and shall not issue any such press release or public statement prior to review and approval (such approval not to be unreasonably withheld or delayed) by American and the Business Manager (for and on behalf of the Inland Parties), as the case may be. The Parties shall provide a substantially final draft of such press release or other public statement a reasonable period of time prior to its dissemination, except that prior approval shall not be required if, in the reasonable judgment of counsel of the Party seeking to issue such press release or make such public statement, prior approval would prevent the timely dissemination of such release or statement in violation of applicable Law.

Section 6.2 Confidentiality.

(a) Subject to Section 6.2(b) below, the Confidential Information will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part, and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, any Ancillary Agreement or the Self-Management Transactions. Moreover, the Receiving Party agrees to transmit Confidential Information to its Representatives only if and to the extent that the Representatives need to know the Confidential Information for purposes of the transactions contemplated hereby and such Representatives are informed by the Receiving Party of the confidential nature of the Confidential Information and of the terms of this Section 6.2. In any event, the Receiving Party will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof.

(b) Notwithstanding the foregoing, the Receiving Party may reveal Confidential Information to any Governmental Authority if and only if such information to be disclosed is (i) approved in writing by the Providing Party for disclosure; (ii) in response to an informal request for information from the SEC, provided that (A) the Receiving Party shall notify the Providing Party of the existence, terms and circumstances surrounding the request and (B) any Confidential Information so disclosed shall be disclosed on a confidential basis and shall continue to be deemed Confidential Information for purposes of this Agreement; or (iii) subject to Section 6.2(c) below, required by Law to be disclosed by the Receiving Party.

(c) In the event that the Receiving Party, any of its Representatives or anyone to whom the Receiving Party or its Representatives supply the Confidential Information is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, any informal or formal investigation by any Governmental Authority or otherwise in connection with any legal process) or required by applicable Law to disclose any Confidential Information, the Receiving Party agrees: (i) to promptly notify the Providing Party of the existence, terms and circumstances surrounding a request or requirement; (ii) to consult with the Providing Party on the advisability of taking available legal steps to resist or narrow the request or requirement; and (iii) if disclosure of the information nonetheless is required by Law to be disclosed by the Receiving Party, then the Receiving Party shall cooperate with the Providing Party to limit the extent of such disclosure, including by submission of a request for confidential treatment with the SEC for Confidential Information contained in each report, registration statement or document filed or furnished with or to the SEC under the Securities Exchange Act of 1934 or Securities Act of 1933, each as amended, and the rules and regulations promulgated thereunder.

(d) The provisions of this Section 6.2 shall expire and cease to have any further force and effect on the first anniversary of the Closing Date. For the avoidance of doubt, if Confidential Information relates to the Business Manager Business, the Business Manager Acquired Assets or the Property Managers Acquired Assets after the Closing Date, then the obligations of the Receiving Party under this Section 6.2 shall apply to the Inland Parties, but shall not apply to American.

Section 6.3 Control of Internal Investigations. After the Closing, the board of directors of American shall have the right to direct or control, or to delegate such direction or control to its advisors, all internal investigations relating to accounting matters, Tax, fraud, employee conduct, regulatory compliance, fiduciary duties and similar matters with respect to the Business Manager Business, Business Manager Acquired Assets, Property Managers Acquired Assets, Assumed Services or the Transferred Employees, regardless of whether the event or matter under internal investigation occurred before, on or after the Closing Date; provided, however, American shall not, without the prior written consent of the Business Manager (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any internal investigation if the result shall give rise to (i) civil or criminal liability or culpability on the part of the Business Manager or (ii) other material financial obligations on the part of the Business Manager. Upon American’s reasonable request, the Inland Parties shall use their commercially reasonable efforts to assist American in its performance of any such internal investigations.

Section 6.4 Status of Business Management Agreement. Upon the Closing, the Business Management Agreement shall terminate without any further obligations thereunder. For the avoidance of doubt, the foregoing is not intended to be, and shall not be, a release of any Claims American may have against the Business Manager relating to its actions or activities prior to the Closing.

Section 6.5 Tax Matters.

(a) Tax Returns. Subject to Section 2.5 and Section 6.5(b) of this Agreement, American shall prepare, and timely file or cause to be filed all Tax Returns related to the Business Manager Acquired Assets required to be filed, including as a result of any extension of time to file for periods after the Closing Date.

(b) Tax Matters Generally.

(i) Cooperation. Each of American, on the one hand, and the Inland Parties, on the other hand, shall provide the other with such assistance and information relating to their respective businesses as may reasonably be requested in connection with tax planning, the preparation of any Tax Return, or the performance of any audit, examination or any other proceeding by any Governmental Authority, whether conducted in a judicial or administrative forum.

(ii) Periodic Taxes. All Taxes levied with respect to the Business Manager Acquired Assets for a Straddle Period (“Periodic Taxes”) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such Straddle Period prior to the Closing Date, and the number of days of such Straddle Period beginning with and including the Closing Date, respectively. The Business Manager shall be liable for the Periodic Taxes attributable to the Business Manager Acquired Assets for any Pre-Closing Tax Period, and American shall be liable for the Periodic Taxes attributable to the Business Manager Acquired Assets for any Post-Closing Tax Period. American shall be responsible for preparing and filing all Tax Returns for Periodic Taxes required to be filed after the Closing Date; provided, however, that to the extent such Tax Returns relate to any Pre-Closing Tax Period or Straddle Period, such Tax Returns shall be subject to the approval of the Business Manager, such approval not to be unreasonably withheld or delayed. The Business Manager shall remit its share of such Periodic Taxes to American no later than ten days before the due date for such Taxes. American shall remit its share of such Periodic Taxes to the Business Manager no later than ten days before the due date for such Taxes. Subject to and in accordance with relevant Tax Law, American shall be entitled to deduct amounts that were included as Assumed Liabilities pursuant to Section 2.1(b) and were not properly deductible by the Business Manager as of or before the Closing Date.

(iii) Refunds. The Business Manager shall be entitled to retain or, to the extent actually received by or otherwise available to American, receive immediate payment from American or any of its Affiliates of, any refund or credit with respect to Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Pre-Closing Tax Period relating to the Business Manager Acquired Assets. American shall be entitled to retain or, to the extent actually received by American, receive immediate payment from the Business Manager of, any refund or credit with respect to Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Post-Closing Tax Period relating to the Business Manager Acquired Assets.

(iv) Resolution of Tax Controversies. In the event that a Governmental Authority or a taxing authority determines a deficiency in any Tax related to the Business Manager Acquired Assets with respect to a Straddle Period or Post-Closing Tax Period, American shall have sole authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute; provided, however, that American shall not be permitted to settle any such dispute with respect to which the Business Manager is wholly or partially liable without the prior written consent of the Business Manager, such consent not to be unreasonably withheld or delayed.

(v) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any interest, penalty or addition thereto) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (the “Transfer Taxes”) shall be paid by American, and American will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. For the avoidance of doubt, Transfer Taxes shall not include income or franchise Taxes or other Taxes based on the net or gross income of any Party, nor shall it include any standard corporate business license or fees required of any Party or its respective Affiliates incurred to carry out its normal business.

(vi) IRS Closing Agreement. The Business Manager shall pay on behalf of American any amounts payable to the IRS or the U.S. Treasury in connection with the matters addressed in the closing agreement requests, dated February 27, 2013 and October 22, 2012 sent on behalf of American and MB REIT (Florida), Inc., respectively (collectively, the “Closing Agreement”). After the Closing Date, American shall continue to pursue the Closing Agreement and, in connection therewith, shall contend that any amounts payable to the IRS or the U.S. Treasury pursuant to the Closing Agreement should not exceed the amounts suggested in written communications submitted to the IRS by Deloitte on behalf of American; provided, however, that if the IRS disagrees with such suggestion or the calculation of such amount, American shall have no further obligation to object to or contest the amount determined by the IRS and may enter into the Closing Agreement reflecting the calculation determined by the IRS, at which point the Business Manager shall be obligated to pay such amount on behalf of American pursuant to the first sentence hereof.

Section 6.6 Requests for Information and Assistance.

(a) For a period of one year after the Closing, the Inland Parties shall (i) retain and reasonably make available to American copies of the books and records of American or any of its Affiliates or the Business Manager Business, (ii) respond promptly to the reasonable requests of American for other information regarding the Business Manager Business, including in connection with the assessment or audit of internal control of financial reporting and management’s assessment thereof, Tax, litigation and other appropriate matters, (iii) reasonably cooperate with American and take all reasonable steps requested by American to assist in making an orderly transition of the functions performed by the Business Manager and the Assumed Services and (iv) promptly make available the personnel of the Inland Parties regarding the foregoing, to the extent such activities are at reasonable times and places and do not interfere with the performance of their employment duties.

(b) For a period of one year after the Closing, American shall (i) retain and reasonably make available to the Inland Parties copies of the books and records of the Inland Parties, (ii) respond promptly to the reasonable requests of the Inland Parties for other information regarding the Inland Parties, including in connection with the assessment or audit of internal control of financial reporting and management’s assessment thereof, Tax, litigation and other appropriate matters and (iii) promptly make available personnel of American regarding the foregoing, to the extent such activities are at reasonable times and places and do not interfere with the performance of their employment duties.

Section 6.7 Waiver of Rights Under Employment Agreements and Other Contracts.

(a) Effective upon the Closing Date, each Inland Party shall waive or cause to be waived its rights under any Contract that would prohibit, restrict or impair any Business Manager Employee’s or Specified Property Managers Employee’s ability to be employed or engaged by American or any of its Subsidiaries on and following the Closing, including, but not limited to, any non-solicitation, no-hire and non-compete provision contained in any Contract between it and American or any Business Manager Employee or Specified Property Managers Employee, as applicable.

(b) The Inland Parties acknowledge that to the extent that a Business Manager Employee or Specified Property Managers Employee has on behalf of American prior to the Closing and in connection with this Agreement and the Self-Management Transactions, solicited other Business Manager Employees or Specified Property Managers Employees to

work for American, such activities do not constitute a breach or violation of any non-solicitation, no-hire or other similar provisions contained in any Contract between any of them and American or such Business Manager Employee or Specified Property Managers Employee.

Section 6.8 Delivery of American Materials. At no cost to American, within ninety (90) days after the Closing (or such period of time thereafter as American and the Business Manager may agree in writing) the Business Manager or its Affiliates shall deliver or caused to be delivered to American (i) a copy of the iManage document management software as customized by The Inland Real Estate Group, Inc. Law Department, it being understood that American may be required to obtain a separate license in connection therewith, and (ii) all of American’s data (including, for the avoidance of doubt, any and all of American’s historical word processing documents, Contracts, legal records and other documents and records stored in the iManage document management software utilized by The Inland Real Estate Group, Inc. Law Department that relates to American or its business, and all metadata in connection with the aforementioned document management software and electronic files); provided, however, if American is required to obtain a license to effect the provisions in this Section 6.8, such license will be at American’s cost. The Business Manager and its Affiliates also agree to cause The Inland Real Estate Group, Inc. Law Department to continue to transfer all of American’s hard copy documents, which process has commenced prior to the date hereof. Notwithstanding the foregoing, this Section 6.8 is in addition to the rights and obligations of the parties to the Amended and Restated Software License Agreement and nothing in this Section 6.8 shall in any way limit, alter or otherwise affect any Party’s rights and obligations under the Amended and Restated Software License Agreement.

Section 6.9 Expenses. Each Party shall bear its own fees, costs and expenses incurred in connection with any of the Self-Management Transactions, whether or not any of the Self-Management Transactions are consummated, except (i) as otherwise specifically provided in any Self-Management Agreement, (ii) that, subject to the Closing taking place, American shall reimburse the Business Manager or the Property Managers, as applicable, for an aggregate amount of up to $525,000 (the “Self-Management Reimbursement Amount”) in respect of the costs incurred by the Business Manager or Property Managers or their respective Affiliates in connection with the retention of legal advisors for services provided with respect to the Self-Management Transactions as set forth on Schedule 6.9; and (iii) that, subject to the Closing taking place, American shall reimburse Holdco an amount equal to $56,908 in respect of certain telecommunications system upgrades (“Phone Systems Expenses Amount”), which telecommunications systems upgrade shall be transferred to American upon the Closing. Provided American receives adequate documentation supporting the foregoing expenses, American shall reimburse the Self-Management Reimbursement Amount and the Phone Systems Expenses Amount at Closing pursuant to Section 2.3.

Section 6.10 Certain Business Manager Employee Payments. At the Closing, the Business Manager shall pay by individual checks the employee bonuses in the amounts and to the Business Manager Employees specified in Schedule 6.10 (such bonuses collectively, the “Executive Bonus Amount”). Subject to relevant Tax Law, the Business Manager shall be entitled to all deductions with respect to the payment by the Business Manager of the Executive Bonus Amount. The Business Manager agrees that it shall take no action to stop payment on, revoke or otherwise prevent the checks that it will deliver pursuant to this Agreement from being deposited into the applicable payee’s bank account.

Section 6.11 Maintenance of Existence. For a period of not less than five (5) years from the Closing Date, the Business Manager shall remain in existence and in good standing under the Laws of the State of Illinois and shall not take, or cause or permit to be taken, any action that could result in the dissolution, liquidation or winding up of the Business Manager.

Section 6.12 Maintenance of Escrow Property. If, at the time of delivery of a Final Determination pursuant to the terms of the Escrow Agreement, insufficient funds exist in the Escrow Property to satisfy the Final Awards set forth in such Final Determination, then the Business Manager shall pay American in cash by wire transfer of immediately available funds an amount equal to such deficiency within two Business Days of the delivery of the Final Determination to the Business Manager.

ARTICLE VII

CLOSING DELIVERIES

Section 7.1 Closing Deliveries of American. Simultaneous with the execution of this Agreement, American has delivered or caused to be delivered to the Inland Parties:

(a) a duly executed counterpart of the Bill of Sale with respect to the Business Manager Acquired Assets and Property Managers Acquired Assets (the “Bill of Sale”), executed by American;

(b) a duly executed counterpart of the Assignment and Assumption Agreement with respect to the Assumed Liabilities (the “Assignment and Assumption Agreement”), executed by American (or its designee, if applicable);

(c) duly executed counterparts of the Master Amended and Restated Property Management Agreements in substantially the form attached hereto as Exhibit A (the “Master Amended and Restated Property Management Agreements”), executed by American;

(d) a duly executed counterpart of the Asset Acquisition Agreement in substantially the form attached hereto as Exhibit B (the “Asset Acquisition Agreement”), executed by American;

(e) a duly executed counterpart of the Consulting Agreement in substantially the form attached hereto as Exhibit C (the “Consulting Agreement”), executed by American;

(f) a duly executed counterpart of the Amended and Restated Trademark License Agreement in substantially the form attached hereto as Exhibit D (the “Amended and Restated Trademark License Agreement”), executed by American;

(g) a duly executed counterpart of the Amended and Restated Computer Services Agreement in substantially the form attached hereto as Exhibit E (the “Amended and Restated Computer Services Agreement”), executed by American;

(h) a duly executed counterpart of the Amended and Restated Software License Agreement in substantially the form attached hereto as Exhibit F (the “Amended and Restated Software License Agreement”), executed by American;

(i) a duly executed counterpart of the termination notice of that certain First Amended and Restated Property Acquisition Agreement, dated as of July 30, 2007, by and between American and Inland Real Estate Acquisitions, Inc., substantially in the form attached hereto as Exhibit G (the “Property Acquisition Agreement Termination Notice”), executed by American;

(j) a duly executed counterpart of the Domain Name and Social Media Assignment Agreement, substantially in the form attached hereto as Exhibit H (the “Domain Name and Social Media Assignment Agreement”), executed by American;

(k) a duly executed counterpart of the Investor Services Agreement, substantially in the form attached hereto as Exhibit I (the “Investor Services Agreement”), executed by American;

(l) duly executed counterparts to the Service Agreements Assignment Agreement, substantially in the form attached hereto as Exhibit J (“Service Agreements Assignment Agreement”), executed by American;

(m) a duly executed counterpart of the sublease agreement for that certain Lease Agreement for the premises known as Suite 200 and Suite 310 of 2809 Butterfield Road, dated as of August 31, 2012, by and between Inland Continental Property Management Corp., as managing agent for Oak Brook Office Center, LLC, and Holdco, substantially in the form attached hereto as Exhibit K (the “Property Managers Office Sublease”), executed by American;

(n) duly executed counterparts of the assignment agreement for the Assigned Office Leases, substantially in the form attached hereto as Exhibit L (“Assigned Office Leases Assignment Agreement”), executed by American;

(o) a duly executed counterpart of the side letter substantially in the form attached hereto as Exhibit M (“Side Letter”), executed by American;

(p) certified resolutions of American’s board of directors unanimously approving the transactions contemplated by this Agreement;

(q) a certificate by an executive officer of American, in his or her capacity as such, certifying that the representations and warranties of American made under Article III are accurate as of the Closing, in form and substance reasonably satisfactory to the Inland Parties;

(r) a duly executed counterpart of the escrow agreement substantially in the form attached hereto as Exhibit O (“Escrow Agreement”), executed by American; and

(s) a duly executed counterpart of the termination agreement of that certain Letter Agreement, dated as of May 4, 2012, by and between American and the Business Manager, substantially in the form attached hereto as Exhibit P (“Letter Agreement Termination Agreement”), executed by American.

Section 7.2 Closing Deliveries of the Inland Parties. Simultaneous with the execution of this Agreement, the Inland Parties have delivered or caused to be delivered to American:

(a) duly executed counterparts of the Bill of Sale, executed by the Inland Parties;

(b) duly executed counterparts of the Assignment and Assumption Agreement, executed by the Inland Parties;

(c) duly executed counterparts of the Master Amended and Restated Property Management Agreements, executed by each of the applicable Property Managers;

(d) duly executed counterparts of the Asset Acquisition Agreement, executed by the Property Managers and the Guarantor;

(e) a duly executed counterpart of the Consulting Agreement, executed by the Sponsor;

(f) a duly executed counterpart of the Amended and Restated Trademark License Agreement, executed by The Inland Real Estate Group, Inc.;

(g) a duly executed counterpart of the Amended and Restated Computer Services Agreement, executed by Inland Computer Services, Inc.;

(h) a duly executed counterpart of the Amended and Restated Software License Agreement, executed by Inland Computer Services, Inc.;

(i) a duly executed counterpart of the Property Acquisition Agreement Termination Notice, executed by Inland Real Estate Acquisitions, Inc.;

(j) a duly executed counterpart of the Domain Name and Social Media Assignment Agreement, executed by Inland Computer Services, Inc.;

(k) a duly executed counterpart of the Investor Services Agreement, executed by the Sponsor;

(l) duly executed counterparts to the Service Agreements Assignment Agreement, executed by the parties thereto;

(m) a duly executed counterpart of the Property Managers Office Sublease, executed by Holdco;

(n) duly executed counterparts of the Assigned Office Leases Assignment Agreement, executed by the Inland Parties party thereto;

(o) a duly executed counterpart of the Side Letter, executed by the Guarantor;

(p) duly executed certificates of an authorized officer of each of the Business Manager, ILODGE and Holdco prepared in accordance with Treasury Regulation 1.1445-2(b) certifying the Business Manager’s, ILODGE’s and Holdco’s, as applicable, non-foreign status, substantially in the form of Exhibit N (the “Certificates of Non-Foreign Status”);

(q) a written consent of Holdco, in its capacity as sole member of each of the other Property Managers, approving this Agreement and the consummation of the transactions contemplated hereby, including the Asset Acquisition Agreement;

(r) a written consent of the Sponsor, in its capacity as sole stockholder of the Business Manager, approving this Agreement and the consummation of the transactions contemplated hereby;

(s) a certificate signed by an executive officer of each of the Inland Parties, in his or her capacity as such, certifying that the representations and warranties of the Inland Parties made under Article IV are accurate as of the Closing, in form and substance reasonably satisfactory to American;

(t) copies of all Owned Software (as defined in the Amended and Restated Software License Agreement), such delivery to be in the form customarily used by American in accordance with reasonable instructions from American;

(u) a duly executed counterpart of the Escrow Agreement, executed by the Business Manager; and

(v) a duly executed counterpart of the Letter Agreement Termination Agreement, executed by the Business Manager.

ARTICLE VIII

SURVIVAL AND REMEDY; INDEMNIFICATION

Section 8.1 Survival.

(a) The covenants and agreements herein to be performed after the Closing (including this Article VIII) shall not expire until all obligations have been fully discharged with respect thereto.

(b) The representations and warranties of American contained in Article III shall survive until the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority; Approvals), Section 3.3 (Noncontravention) and Section 3.4 (Brokers and Finders) (collectively, the “American Fundamental Representations”) each shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such sections.

(c) The representations and warranties of the Inland Parties contained in Article IV shall survive until the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authority; Approvals), Section 4.3 (Noncontravention), Section 4.6 (Title to Acquired Assets), Section 4.7 (Brokers and Finders), Section 4.11 (Taxes) and Section 4.12 (Benefit Plans) (collectively, the “Inland Parties Fundamental Representations”) each shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such sections.

(d) If a Claim Notice for indemnification under Section 8.2 (an “Indemnity Claim”) has been given in accordance with this Agreement prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.

Section 8.2 Indemnification.

(a) By American. From and after the Closing, and subject to the limitations set forth in this Article VIII, the Inland Parties and their successors and assigns and each of the respective officers, directors, managers, employees, advisors, consultants and agents of the foregoing (collectively, the “Inland Indemnified Parties”) shall be indemnified by American, to the maximum extent permitted by applicable Law, from and against any and all Damages which arise out of, result from or are incident to:

(i) the breach or inaccuracy of any representation or warranty made by American under Article III of this Agreement, except the American Fundamental Representations; provided, however, no Inland Indemnified Party shall have any right to indemnity under this Section 8.2(a)(i), if such breach or inaccuracy was the result, in whole or in part, (A) of any act or omission by the Inland Parties or (B) of any statement or omission in the representations and warranties of American which, to the Knowledge of the Inland Parties as of the date of this Agreement, was untrue;

(ii) the breach or inaccuracy of any of the American Fundamental Representations; provided, however, no Inland Indemnified Party shall have any right to indemnity under this Section 8.2(a)(ii) if such breach or inaccuracy was the result, in whole or in part, (A) of any act or omission by the Inland Parties or (B) of any statement or omission in the representations and warranties of American which, to the Knowledge of the Inland Parties as of the date of this Agreement, was untrue; provided, further, that the limitations in subsections (A) and (B) shall not prevent any indemnity of an Inland Indemnified Party under any Covered Claim;

(iii) the breach of or failure to perform any covenant or agreement contained in this Agreement by American;

(iv) the Business Manager Acquired Assets and Property Managers Acquired Assets;

(v) the Assumed Liabilities; and

(vi) any Covered Claim.

(b) By the Inland Parties. From and after the Closing, and subject to the limitations set forth in this Article VIII, the applicable Inland Party, shall indemnify American and its successors and assigns and each of the respective officers, directors, managers, employees, advisors, consultants and agents of the foregoing (collectively, the “American Indemnified Parties”), to the maximum extent permitted by applicable Law, from and against any and all Damages, which Damages arise out of, result from or are incident to:

(i) the breach or inaccuracy of any representation or warranty made by the Inland Parties under Article IV of this Agreement, except the Inland Parties Fundamental Representations;

(ii) the breach or inaccuracy of any of the Inland Parties Fundamental Representations;

(iii) the breach of or failure to perform any covenant or agreement contained in this Agreement by any of the Inland Parties;

(iv) the Retained Liabilities; and

(v) the Excluded Assets.

(c) For purposes of determining whether there has been, or the amount of any Damages related to, a breach or inaccuracy of any representation or warranty made by American under Article III or by the Inland Parties under Article IV, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Inland Parties Material Adverse Effect” or similar qualifications set forth therein.

(d) Procedures.

(i) Any Person seeking any indemnification under this Section 8.2 (an “Indemnified Party”), acting through the Business Manager, Property Managers or American, as applicable, shall give the party from who indemnification is being sought (an “Indemnifying Party”) Notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could rise to a right of indemnification under this Agreement promptly after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 8.2; provided, however, if an Indemnified Party shall receive written notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party a Claim Notice within twenty (20) days after receipt by the Indemnified Party of such Notice. The Claim Notice (i) shall state whether the Indemnity Claim results from or arises out of a third party Claim (a “Third Party Claim”), (ii)

describe with reasonable specificity the nature of the Indemnity Claim and (iii) state the amount of Damages sought pursuant to such Indemnity Claim to the extent then known. The failure to deliver or timely deliver the Claim Notice shall not affect the rights of the Indemnified Party to indemnification under this Article VIII, except and only to the extent that the Indemnifying Party shall have been actually prejudiced by reason of such failure.

(ii) Third Party Claims.

(1) Subject to Section 8.2(d)(ii)(2) and Section 8.2(d)(ii)(4) below, the Indemnifying Party shall have the right to conduct at its expense the defense against a Third Party Claim, upon delivery of Notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after the Indemnifying Party’s receipt of the Claim Notice; provided that the Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such Claim and acknowledge, without qualification, the right of the Indemnified Party to be indemnified for Damages incurred in connection with such Third Party Claim. The Indemnified Party shall be entitled to be indemnified for the reasonable fees and expenses of counsel for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim in accordance with this Section. Subject to Section 8.2(d)(ii)(2) and Section 8.2(d)(ii)(4) below, if the Indemnifying Party timely delivers a Defense Notice and thereby elects to conduct the defense of the Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(2) Notwithstanding Section 8.2(d)(ii)(1), but subject to Section 8.2(d)(ii)(4)(i), the Indemnifying Party shall not be entitled to control the defense of any Third Party Claim if (i) such claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation, including an investigation pursuant to Section 6.3 (Control of Internal Investigations), (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim, (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third Party Claim, or (iv) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party; provided, however, in the event of any of the foregoing circumstances, the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided, further, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such action or proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any local counsel).

(3) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (a) settle or compromise a Third Party Claim or consent to the entry of any Judgment which does not include an unconditional, duly authorized, fully executed and acknowledged (by a duly registered notary public) written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of the Third Party Claim; (b) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or other obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder, within the limits set forth in Section 8.4(d); or (c) settle or compromise any Third Party Claim if the result is to admit civil or criminal liability or culpability on the part of the Indemnified Party that gives rise to criminal liability with respect to the Indemnified Party. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party.

(4) Notwithstanding anything set forth in this Section 8.2(d), but subject to Section 8.2(d)(ii)(3), American shall have the sole right to control, defend, settle, compromise or prosecute in any manner (i) any audit, examination, investigation, hearing, settlement conference or other proceeding relating to American’s Taxes and (ii) any Covered Claim.

Section 8.3 REIT Requirements. Notwithstanding the foregoing, in the event that counsel or independent accountants for American determine that there exists a material risk that any amounts due to American pursuant to this Agreement would be treated as Nonqualifying Income upon the payment of such amounts to American, the amount paid to American pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to American in such year without causing American to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income, as determined by such counsel or independent accountants to American. If the amount payable for any tax year under the preceding sentence is less than the amount which the Inland Parties or such other party would otherwise be obligated to pay to American pursuant to this Agreement (the “Expense Amount”), then: (1) the Inland Parties or such other party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement acceptable to American and shall not release any portion thereof to American, and American shall not be entitled to any such amount, unless and until American delivers to the Inland Parties or such other party, at the sole option of American, (i) an opinion of American’s Tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter from American’s independent accountants stating the maximum amount that can be paid at that time to American without causing American to fail to meet the REIT Requirements for any relevant taxable year or (iii) a private letter ruling issued by the IRS to American stating that the receipt of any Expense Amount hereunder will not cause American to fail to satisfy the REIT Requirements (collectively with the opinion and accountant’s letter above, a “Release Document”); and (2) pending the delivery of a Release Document by American to the Inland Parties or such other party, American shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement acceptable to American that provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of American or any guarantor of American, at the time of such loan and (B) a 15-year maturity with no periodic amortization. This Section 8.3 shall not apply, and any amount due to American shall be paid to American or released from the Escrow Account, if and for so long as American ceases to be treated as a REIT for United States federal income tax purposes. American shall pay any escrow fees, fees of counsel to escrow agent or the Inland Parties to establish, maintain or terminate the Escrow Account or in connection with any loan agreement for American to borrow funds from the Escrow Account and any other fees and expenses incurred by the Inland Parties incident to the Escrow Account.

Section 8.4 Limitations on Indemnification.

(a) No amount of Damages shall be payable pursuant to Section 8.2(a)(i) to any Inland Indemnified Party unless the aggregate amount of all Damages that are indemnifiable pursuant to Section 8.2(a)(i) exceeds $375,000 (the “Basket”), upon which only the aggregate amount of all Damages in excess of the Basket amount shall be recoverable in accordance with the terms hereof. For the avoidance of doubt, the Basket shall be calculated in the aggregate with respect to all Indemnity Claims made by the Inland Indemnified Parties pursuant to Section 8.2(a)(i) and not separately.

(b) No amount of Damages shall be payable pursuant to Section 8.2(b)(i) to any American Indemnified Party unless the aggregate amount of all Damages that are indemnifiable pursuant to Section 8.2(b)(i) exceeds the Basket, upon which only the aggregate amount of all Damages in excess of the Basket amount shall be recoverable in accordance with the terms hereof. For the avoidance of doubt, the Basket shall be calculated in the aggregate with respect to all Indemnity Claims made by the American Indemnified Parties pursuant to Section 8.2(b)(i) and not separately.

(c) In no event shall the aggregate amount of Damages for which the Inland Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a)(i) exceed $4 million (the “Cap”); provided, however, that the Cap shall be reduced to (i) $3 million for Indemnity Claims made after the 90th day following the Closing, (ii) $2 million for Indemnity Claims made after the 180th day following the Closing and (iii) $1 million for Indemnity Claims made after the 270th day following the Closing. For the avoidance of doubt, (x) the applicable Cap in effect at the time of the delivery of a Claim Notice shall apply with respect to the matters set forth therein and (y) the Cap shall be calculated in the aggregate with respect to all Indemnity Claims by the Inland Indemnified Parties pursuant to Section 8.2(a)(i) and not separately. The Inland Parties shall have no right to indemnification under Section 8.2(a)(i) after the one year anniversary of the Closing Date, except with respect to Indemnity Claims already made on or prior to such date.

(d) In no event shall the aggregate amount of Damages for which the American Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(b)(i) exceed the Cap; provided, however, that the Cap shall be reduced to (i) $3 million for Indemnity Claims made after the 90th day following the Closing, (ii) $2 million for Indemnity Claims made after the 180th day following the Closing and (iii) $1 million for Indemnity Claims made after the 270th day following the Closing. For the avoidance of doubt, (x) the applicable Cap in effect at the time of the delivery of a Claim Notice shall apply with respect to the matters set forth therein and (y) the Cap shall be calculated in the aggregate with respect to all Indemnity Claims by the American Indemnified Parties pursuant to Section 8.2(b)(i) and not separately.

American shall have no right to indemnification under Section 8.2(b)(i) after the one year anniversary of the Closing Date, except with respect to Indemnity Claims already made on or prior to such date.

(e) The amount of any Damages for which indemnification is provided under this Article VIII shall be reduced by any related recoveries actually recovered and paid by the Indemnified Party under insurance policies of the Indemnifying Party or other related payments actually received from third parties other than, in the case of an Inland Indemnified Party, another Inland Indemnified Party, and in the case of an American Indemnified Party, another American Indemnified Party. It is agreed that promptly after the realization of any such reductions of Damages pursuant hereto, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Damages for which the Indemnified Party was indemnified prior to the realization of such reductions of Damages.

(f) For the avoidance of doubt, nothing in this Agreement shall give any Person a right to indemnification under this Agreement with respect to any Damages or Claims to the extent such Damages or Claims arise out of the performance or non-performance of any party under any Ancillary Agreement (except for the performance or nonperformance under the Side Letter).

Section 8.5 Contribution. If the indemnification provided for in this Article VIII for any reason is held by a court of competent jurisdiction or by an arbitrator to be unavailable to an Indemnified Party in respect of any Damages arising from or relating to a Claim, then the Indemnifying Party, in lieu of indemnifying an Indemnified Party hereunder, shall, to the extent permitted by applicable Law, contribute to the amount paid or payable by the Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the action or inaction which resulted in such Damages, as well as any other relevant equitable considerations. The Indemnifying Party and the Indemnified Party agree that it would not be just and equitable if contribution pursuant to this Section 8.5 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence.

Section 8.6 Exclusivity. Except with respect to claims based on Section 9.8 (Remedies), fraud or willful misconduct, the rights of the Indemnified Parties under this Article VIII shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to any and all Damages or Claims relating to or arising out of or resulting from this Agreement.

Section 8.7 Insurance Coverage. Effective as of the Closing Date or as soon as practicable thereafter, American shall purchase a six-year prepaid “tail” policy for directors’ and officers’ liability and fiduciary liability insurance coverage for all Persons who are insured persons as of the Closing under American’s existing directors’ and officers’ liability and fiduciary liability insurance policies, in an amount not less than $15 million in coverage and with terms and conditions that are substantially the same as those contained in American’s existing directors’ and officers’ liability and fiduciary liability insurance policies that are in effect as of the date hereof (the “D&O Tail Policy”); provided, however, that in no event shall American be required to expend for the D&O Tail Policy an aggregate premium amount in excess of $600,000 and if the aggregate premiums of the D&O Tail Policy exceed such amount, American shall obtain a policy with the greatest coverage available for a cost not exceeding $600,000. Upon the effectiveness of the D&O Tail Policy, the Business Manager shall be removed from American’s insurance policy and neither the Business Manager nor American shall have any further obligations thereunder with respect to the Business Manager.

Section 8.8 Subrogation. If an Indemnified Party recovers Damages from an Indemnifying Party under Section 8.2, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party, other than a third party with whom the Indemnified Party has a material business agreement or arrangement, with respect to such recovered Damages, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.

Section 8.9 Taxes Effects. The amount of Damages for which indemnification is provided under this Article VIII shall take account of any after effect of Taxes realized by the Indemnified Party arising from the payment of such Damages when and as such Tax cost or benefit is actually realized through a reduction or increase in Taxes otherwise due.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Notices. All notices, requests or demands to be given under this Agreement from one Party to any other Party (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be given by (i) personal delivery or (ii) overnight courier service for next Business Day delivery at the other Party’s address set forth below. Notices given by personal delivery (i.e., by the sending Party or messenger) shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with such overnight courier; provided that the deposit occurs prior to the deadline imposed by such service for overnight delivery, otherwise delivery shall be deemed to occur on the next succeeding Business Day. Notices given by telecopy or email transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. central time on a Business Day, otherwise such delivery shall be deemed to occur on the next succeeding Business Day. If any Party’s address is a business, receipt, or the refusal to accept delivery, by a receptionist or by any person in the employ of such Party, shall be deemed actual receipt by the Party of Notices and rejected or refused delivery shall constitute valid delivery. “Business Day” shall mean any day other than Saturday, Sunday or any other day on which national banks are required or are authorized to be closed in Chicago, Illinois. Notices may be issued by an attorney for a Party and in such case such Notices shall be deemed given by such Party. The Parties’ addresses are as follows.

If to American, to:

Inland American Real Estate Trust, Inc.

c/o the Special Committee

2809 Butterfield Road

Oak Brook, Illinois 60523

Attention:	Paula Saban
Thomas F. Glavin

with a copy (which shall not constitute Notice) to:

Skadden, Arps, Slate, Meagher and Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Rodd M. Schreiber

Email: rodd.schreiber@skadden.com

Fax: (312) 407-8522

If to any Inland Party or the Guarantor, to:

Inland American Business Manager & Advisor, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Timothy D. Hutchison

with a copy (which shall not constitute Notice) to:

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Elliot B. Kamenear

and

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: S. Gregory Cope

Email: gcope@hunton.com

Fax: (804) 343-4833

A Party’s address for Notice may be changed from time to time by Notice given to the other Parties in the manner herein provided. The failure of any Party to give proper Notice shall not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give proper Notice.

Section 9.2 Interpretation.

(a) For purposes of this Agreement, (i) the words “include,” “includes” and “including” and the words “such as” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Words in the singular form shall be construed to include the plural and vice versa as the circumstances require.

(b) The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

Section 9.3 Choice of Law; Venue. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws in the State of Illinois, without regard to its conflicts or choice of law principles. The venue for any action brought with respect to any claims arising out of or under this Agreement shall be brought exclusively in the federal and state courts in Cook County, Illinois and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts.

Section 9.4 Waiver of Jury Trial. Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Self-Management Transactions.

Section 9.5 Entire Agreement. The Self-Management Agreements and this Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto and the Inland Parties Disclosure Schedules contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among the Parties, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

Section 9.6 Amendment. This Agreement may not be amended except by an instrument in writing signed by American and the Inland Parties in compliance with applicable Law.

Section 9.7 Waiver.

(a) American may (i) extend the time for the performance of any of the obligations or other acts of the Inland Parties hereunder, (ii) waive any inaccuracies in the representations and warranties of such Persons contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein to be complied with or satisfied by the Inland Parties. Any agreement on the part of American to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of American.

(b) The Inland Parties or any of them may (i) extend the time for the performance of any of the obligations or other acts of American hereunder, (ii) waive any inaccuracies in the representations and warranties of American contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein to be complied with or satisfied by American. Any agreement on the part of the Inland Parties or any of them to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the applicable Inland Parties.

(c) Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

Section 9.8 Remedies. Each Party acknowledges and agrees that the other Parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. The Parties agree that money damages or other remedy at law may not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them at law or in equity, each of them shall be entitled to the fullest extent permitted by applicable Law to an injunction restraining such breach, violation or default and to other equitable relief, including specific performance, with a bond or other form of security not being required and specifically waived by the Parties.

Section 9.9 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, void or unenforceable in any respect, in any particular jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity, illegality or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the Parties hereto waive any provision of Law which prohibits or renders void or unenforceable any provision hereof.

Section 9.10 Relationship of the Parties. American is not a partner or joint venturer with any of the Inland Parties, and nothing in this Agreement or the Self-Management Agreements shall be construed to make them such partners or joint venturers or impose any Liability as such on them.

Section 9.11 Further Assurances. The Parties shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other Party may reasonably request in order to carry out the intent and purposes of the Self-Management Agreements and the consummation of the Self-Management Transactions. Without the consent of American or the Inland Parties, as applicable, neither Party shall take any voluntary action or actions, or fail to take any action or actions, in each case, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Agreement or any Ancillary Agreement with respect to the Self-Management Transactions, including the consummation thereof.

Section 9.12 Parties in Interest; No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to (a) confer upon any Person other than the Parties and their respective successors and assigns under Section 9.13 any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) create any agreement of employment with any Person or (c) otherwise create any third party beneficiary hereto.

Section 9.13 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their successors and assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any Party hereto without (x) in the case of an assignment by American, the written consent of the Inland Parties and (y) in the case of an assignment by any of the Inland Parties, the written consent of the other Parties, as the case may be, and any assignment in violation of this Section 9.13 shall be void ab initio. Notwithstanding the foregoing and anything to the contrary in this Agreement, American may assign, transfer or delegate this Agreement or its rights, interests, obligations or assets acquired hereunder to any of its Affiliates, in whole or in part, without the prior consent of any other Party but only upon Notice to the other Parties and that American shall continue to be liable and fully responsible for all representations, warranties and obligations of American in this Agreement, including indemnification hereunder. If American assigns, transfers or delegates this Agreement or its rights, interests, obligations or assets acquired hereunder to an Affiliate, such Affiliate shall not further transfer this Agreement or any rights, interests, obligations or assets acquired hereunder (unless such transfer is to another Affiliate of American) without the prior consent of the other Parties hereto. For the avoidance of doubt, no Party hereto shall have the right to assign any Indemnity Claim hereunder.

Section 9.14 No Presumption Against Drafter. Each of the Parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties, and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.15 Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of such Parties (and, as applicable, the Inland Indemnified Parties and the American Indemnified Parties). Any inaccuracies in such representations and warranties are subject to waiver by the

Parties in accordance with Section 9.7 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of such Parties. Consequently, Persons other than the Parties (and, as applicable, the Inland Indemnified Parties and the American Indemnified Parties) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.16 Counterparts. This Agreement may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

Section 9.17 Guaranty. The Guarantor irrevocably guarantees each and every obligation and Liability of the Inland Parties hereunder, including the Inland Parties’ indemnity obligations hereunder, and the full and timely performance of the Inland Parties’ obligations under this Agreement, including, for the avoidance of doubt, the obligations of the Business Manager pursuant to Section 6.12. This is a guarantee of payment and performance, and not merely of collection, and the Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of the Inland Parties’ obligations or Liabilities under this Agreement, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. The Guarantor hereby waives, for the benefit of American, (a) any right to require American, as a condition of payment or performance by the Guarantor, to proceed against the Inland Parties or pursue any other remedies whatsoever and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the Liability of or exonerate guarantors or sureties. The Guarantor understands that American is relying on this guarantee in entering into this Agreement. The Guarantor has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Guarantor of this Agreement has been duly authorized by all necessary corporate action and no other proceedings are necessary to authorize the execution and delivery of this Agreement. This Agreement, when executed and delivered by the Guarantor, will be duly and validly executed and delivered by the Guarantor and will constitute a legal, valid and binding agreement, enforceable against the Guarantor in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. The foregoing guarantee shall expire upon the second anniversary of the Closing Date; provided, however, the foregoing guarantee shall not expire with respect to Claims for which any Inland Party or the Guarantor has received a Claim Notice on or prior to the second anniversary of the Closing Date by American against any Inland Party or the Guarantor to enforce obligations hereunder until any such Claims are resolved by binding settlement among the parties thereto or final non-appealable order by a court of competent jurisdiction.

Section 9.18 Incorporation of Recitals. The Recitals set forth above are hereby incorporated herein by reference thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Master Modification Agreement to be signed by their respective officers or directors as of the date first written above by their respective officers or directors thereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC., a Maryland corporation

By:	/s/ Thomas F. Glavin
Thomas F. Glavin
Director and Member of the Special Committee

[Signature Page to Master Modification Agreement]

INLAND AMERICAN BUSINESS MANAGER & ADVISOR, INC., an Illinois corporation

By:	/s/ Timothy D. Hutchison
Timothy D. Hutchison
Vice President

[Signature Page to Master Modification Agreement]

INLAND AMERICAN LODGING ADVISOR, INC., an Illinois corporation

By:	/s/ Jack Potts
Jack Potts
Treasurer

[Signature Page to Master Modification Agreement]

INLAND AMERICAN HOLDCO MANAGEMENT LLC, a Delaware limited liability company

By:	/s/ Thomas A. Lithgow
Thomas A. Lithgow
President

[Signature Page to Master Modification Agreement]

INLAND AMERICAN RETAIL MANAGEMENT LLC, a Delaware limited liability company

By:	/s/ Thomas A. Lithgow
Thomas A. Lithgow
President

[Signature Page to Master Modification Agreement]

INLAND AMERICAN OFFICE MANAGEMENT LLC, a Delaware limited liability company

By:	/s/ Thomas A. Lithgow
Thomas A. Lithgow
President

[Signature Page to Master Modification Agreement]

INLAND AMERICAN INDUSTRIAL MANAGEMENT LLC, a Delaware limited liability company

By:	/s/ Thomas A. Lithgow
Thomas A. Lithgow
President

[Signature Page to Master Modification Agreement]

EAGLE I FINANCIAL CORP., a Nevada corporation

(solely with respect to Section 9.17)

By:	/s/ David M. Benjamin
David M. Benjamin
Vice President

[Signature Page to Master Modification Agreement]